Exhibit 10.1
$100,000,000
THIRD AMENDED AND RESTATED
CREDIT AGREEMENT
Among
CALLON PETROLEUM COMPANY
as Borrower,
THE LENDERS PARTY HERETO FROM TIME TO TIME
as Lenders,
REGIONS BANK,
as Administrative Agent, Documentation Agent and Syndication Agent
and as an Issuing Lender
As of January 29, 2010

EXHIBITS:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Compliance Certificate
Exhibit C	—	Form of Guaranty
Exhibit D	—	Form of Mortgage
Exhibit E	—	Form of Note
Exhibit F	—	Form of Notice of Borrowing
Exhibit G	—	[RESERVED]

Exhibit H	—	Form of Pledge Agreement
Exhibit I	—	Form of Security Agreement
Exhibit J	—	Form of Transfer Letters
Exhibit K-1	—	Form of Borrower’s Counsel Opinion
Exhibit K-2	—	Form of Borrower’s Local Counsel Opinion

SCHEDULES:

Schedule I	—	[RESERVED]
Schedule II	—	Borrower, Administrative Agent, and Lender Information
Schedule 4.01	—	Subsidiaries
Schedule 4.05	—	Existing Debt
Schedule 4.20	—	Hedging Agreements
Schedule 4.21	—	Material Agreements
Schedule 6.01	—	Existing Liens
Schedule 6.06	—	Existing Investments

v

THIRD AMENDED AND RESTATED
CREDIT AGREEMENT
     THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of January 29, 2010 is among CALLON PETROLEUM COMPANY, a Delaware corporation (“Borrower”), the Lenders (as defined below), and REGIONS BANK, an Alabama banking corporation (“Regions”), as administrative agent for such Lenders (in such capacity, the “Administrative Agent”), and as an issuing lender for such Lenders (in such capacity, the “Issuing Lender”).
RECITALS
     A. The Borrower is party to that certain Second Amended and Restated Credit Agreement dated as of September 25, 2008, among the Borrower, the lenders party thereto, and Union Bank, N.A. (f/k/a Union Bank of California, N.A.), in its capacity as the Administrative Agent (“Union Bank”), as amended by Amendment No. 1 and Agreement dated as of March 19, 2009, by Amendment No. 2 dated as of August 31, 2009, and by Amendment No. 3 and Agreement dated as of October 16, 2009 (as so amended, the “Existing Agreement”).
     B. In accordance with that certain Assignment and Assumption, of even effective date herewith (the “Assignment and Assumption”), Union Bank and Capital One, N.A., as assignors, assigned to Regions, as assignee, all of their respective rights and obligations in their respective capacities as Lenders under the Existing Agreement, and all documents or instruments delivered pursuant thereto to the extent related to their respective amount and percentage interest identified in the Assignment and Assumption, and all of their respective rights related thereto.
     C. In accordance with that certain Waiver and Appointment of Successor Agent, also of even effective date herewith, Union Bank resigned as Administrative Agent and Issuing Lender under the Existing Agreement, and the remaining Required Lenders appointed Regions as successor Administrative Agent and Issuing Lender under the Existing Agreement.
     D. In order to secure the full and punctual payment and performance of the obligations under the Existing Agreement, the Borrower and the Guarantors (as defined in the Existing Agreement) have executed and delivered mortgages, deeds of trust, collateral assignments, security agreements, pledge agreements and financing statements in favor of the Administrative Agent (collectively, the “Existing Security Instruments”) granting a mortgage lien and continuing security interest in and to the collateral described in such Existing Security Instruments.
     E. The Borrower, the Administrative Agent, the Issuing Lenders (as defined below), and the Lenders desire to (i) amend and restate (but not extinguish) the Existing Agreement in its entirety as hereinafter set forth through the execution of this Agreement and (ii) have the obligations of the Borrower hereunder continue to be secured by the liens and security interests created under the Existing Security Instruments.
     F. It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Existing Agreement, and is not a new or substitute credit agreement or novation of the Existing Agreement.

G. The purpose of the credit facility provided under this Agreement is to provide funds (a) to finance the acquisition, exploration, development, maintenance and production of Oil and Gas Properties, (b) to repurchase, redeem or repay the 2016 Senior Notes or Subordinated Debt to the extent otherwise permitted under this Agreement, and (c) for other working capital and general corporate purposes.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Administrative Agent, the Issuing Lenders, and the Lenders (i) do hereby agree that the Existing Agreement is amended and restated (but not substituted or extinguished) in its entirety as set forth herein, and (ii) do hereby further agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Certain Defined Terms. As used in this Agreement, the term defined above shall have the meaning set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “2010 Senior Notes” means the 9.75% Senior Notes due December 5, 2010, issued by the Borrower under the 2010 Senior Notes Indenture, as modified, renewed, or supplemented from time to time to the extent permitted under this Agreement.
     “2010 Senior Notes Indenture” means the Indenture dated March 15, 2004, between the Borrower and American Stock Transfer & Trust Company, as trustee, as modified, renewed, or supplemented from time to time to the extent permitted under this Agreement.
     “2016 Senior Notes” means the 13% Senior Notes due September 15, 2016, issued by the Borrower under the 2016 Senior Notes Indenture, as modified, renewed, or supplemented from time to time to the extent permitted under this Agreement.
     “2016 Senior Notes Indenture” means the Indenture dated November 24, 2009, between the Borrower and American Stock Transfer & Trust Company, as trustee, as modified, renewed, or supplemented from time to time to the extent permitted under this Agreement.
     “Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby other than Permitted Subject Liens, (c) secures the Obligations, and (d) is perfected and enforceable.
     “Acquisition” means the purchase by the Borrower or any of its Subsidiaries of any Oil and Gas Properties or any business, including the purchase of associated assets, operations of a business unit, or stock (or other ownership interests) of a Person.
     “Administrative Agent” means Regions Bank, in its capacity as agent pursuant to Article VIII, and any successor agent pursuant to Section 8.06.

     “Advance” means an advance by a Lender to the Borrower pursuant to Section 2.01(a) as part of a Borrowing.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, the power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.
     “Agreement” means this Third Amended and Restated Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.
     “Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Applicable Lending Office” opposite its name on Schedule II or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.
     “Borrower’s” Account” means Account No. 0206201438 maintained by the Borrower with the Administrative Agent.
     “Borrowing” means a borrowing consisting of simultaneous Advances made by each Lender pursuant to Section 2.03(a).
     “Borrowing Base” means at any particular time, the Dollar amount determined as the “Borrowing Base” in accordance with Section 2.02 on account of Proven Reserves attributable to Borrowing Base Properties of the Borrower and the Guarantors subject to an Acceptable Security Interest (to the extent required under Section 5.08) and described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.02.
     “Borrowing Base Properties” means those Oil and Gas Properties of Borrower and the Guarantors elected by the Borrower to be evaluated for Borrowing Base purposes and included in the most recent Engineering Report delivered to the Lenders under this Agreement.
     “Business Day” means a day of the year on which banks are not required or authorized to close in Atlanta, Georgia.
     “Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

     “Cash Collateral Account” means a special interest bearing cash collateral account pledged by the Borrower to the Administrative Agent containing cash deposited pursuant to Sections 2.05(b), 7.02(b), or 7.03(b) to be maintained with Administrative Agent in accordance with Section 2.07(g) and bear interest or be invested in the Administrative Agent’s reasonable discretion.
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
     “Change in Control” means the occurrence of any of the following events: (a) any Person or two or more Persons, other than the Borrower or any Affiliate of the Borrower, acting as a group shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act, and including holding proxies to vote for the election of directors other than proxies held by the Borrower’s management or their designees to be voted in favor of persons nominated by the Borrower’s Board of Directors) of 40% or more of the outstanding voting securities of the Borrower, measured by voting power (including both ordinary shares and any preferred stock or other equity securities entitling the holders thereof to vote with the holders of common stock in elections for directors of the Borrower), (b) the Borrower shall fail beneficially to own, directly or indirectly, 100% of the outstanding shares of voting capital stock of any of its Subsidiaries on a fully-diluted basis except pursuant to a sale or other transaction permitted by this Agreement, or (c) 50% or more of the directors of the Borrower shall consist of Persons not nominated by the Borrower’s Board of Directors (not including as Board nominees any directors which the Board is obligated to nominate pursuant to shareholders agreements, voting trust arrangements or similar arrangements).
     “Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority after the date of this Agreement.
     “CIECO” means CIECO Energy (Entrada) LLC, a Delaware limited liability company.
     “CIECO Credit Agreement” means that certain Credit Agreement executed by Callon Entrada Company and CIECO in connection with the consummation of the transactions contemplated by the CIECO PSA, as the same may be modified or amended from time to time to the extent permitted herein.
     “CIECO Debt” means Debt owing to CIECO under the CIECO Credit Agreement and any refinancing, refunding, renewal or extension thereof.
     “CIECO Debt Termination” means (a) the payment in full of the CIECO Debt, (b) the termination of all CIECO Loan Documents or other credit agreements, promissory notes, mortgages, security agreements, financing statements, and other documents, agreements and instruments entered into in connection with any refinancing, refunding, renewal or extension thereof, and (c) the release of all Liens securing the CIECO Debt and refinancings, refundings, renewals and extensions thereof.
     “CIECO Loan Documents” means the CIECO Credit Agreement and all promissory notes, mortgages, security agreements, financing statements, and other documents, agreements and instruments entered into in connection therewith or relating thereto as in effect on the Closing Date and copies of which have been provided to the Administrative Agent but giving effect to any amendments, supplements or other modifications hereafter entered into and permitted under Section 6.18(b).
     “CIECO PSA” means that certain Purchase and Sale Agreement dated as of February 7, 2008 between CPOC and CIECO Energy (US) Ltd., as the same may be from time to time amended, supplemented, restated or otherwise modified and in effect to the extent permitted herein.
     “Closing Date” means the date on which all of the conditions precedent to effectiveness of this Agreement set forth in Section 3.01 shall have been satisfied by the Borrower or waived in writing by the Lenders.
     “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
     “Collateral” means (a) all “Collateral”, “Pledged Collateral” and “Mortgaged Properties” (as defined in each of the Mortgages, the Security Agreements, and the Pledge Agreement, as applicable) or similar terms used in the Security Instruments, and (b) all amounts contained in the Borrower’s and its Subsidiaries’ (other than those of (i) any Entrada Entity, unless CIECO Debt Termination has occurred, or (ii) any Non-Guarantor Subsidiary’s) bank accounts (other than funds held for third parties); provided that, notwithstanding the foregoing, (x) none of the Borrower’s or any of its Subsidiaries’ ownership interest in and to Medusa Spar, LLC shall constitute “Collateral” and (y) none of the Borrower’s or any of its Subsidiaries’ ownership in and to (i) the Entrada Assets or (ii) any equity interests of any Entrada Entity (for so long as such Entrada Entity does not own any material or significant asset other than Entrada Assets) shall constitute “Collateral” unless the Borrower has notified the Administrative Agent, in writing, that it has elected to include such Entrada Assets or any other assets owned by such Entrada Entity as a portion of the Borrowing Base or, with respect to any equity interest described in clause (ii), CIECO Debt Termination has occurred.
     “Commitment” means, for any Lender, the amount set opposite such Lender’s name on the Schedule II as its Commitment, or if such Lender has entered into any Assignment and Acceptance, as set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.06(c), as such amount may be reduced or terminated pursuant to Section 2.04 or Article VII or otherwise under this Agreement, and “Commitments” shall mean all such Commitments collectively. The aggregate Commitments on the date of this Agreement are $20,000,000.
     “Commitment Fee Rate” means a per annum commitment fee rate of one-half of one percent (0.50%).

     “Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII.
     “Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.
     “Control Percentage” means, with respect to any Person, the percentage of the outstanding Equity Interest (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body) of such Person.
     “Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
     “CPOC” means Callon Petroleum Operating Company, a Delaware corporation.
     “Credit Extensions” means (a) an Advance made by any Lender, and (b) the issuance, increase or extension of any Letter of Credit by any Issuing Lender.
     “Debt,” for any Person, means without duplication:
     (a) indebtedness of such Person for borrowed money;
     (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (c) obligations of such Person to pay the deferred purchase price of Property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person to the extent of the fair market value of such assets, but excluding trade accounts payable);
     (d) obligations of such Person (i) as lessee under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP and (ii) in respect of synthetic leases;
     (e) reimbursement obligations of such Person (whether contingent or otherwise) under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;
     (f) obligations of such Person under any Hedge Contract;
     (g) obligations of such Person owing in respect of preferred stock or other preferred equity interests of such Person that is, in each case, mandatorily redeemable at the option of the holder at any time prior to the date which is two years after the Maturity Date;

     (h) any obligations of such Person owing in connection with any volumetric production prepayments or production prepayments;
     (i) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above; and
     (j) indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) secured by any Lien on or in respect of any Property of such Person, to the extent of the value of such Property.
     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.
     “Default Rate” means the Interest Rate, plus three percent (3%) per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Advances, participations in Letter of Credit Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Dollars” and “$” means lawful money of the United States of America.
     “EBITDAX” means with respect to the Borrower and its consolidated Subsidiaries, for any period, without duplication, the sum of (a) consolidated Net Income for such period plus (b) to the extent deducted in determining consolidated Net Income, Interest Expense, taxes, exploration expenses, depreciation, amortization (including amortization of good will and debt issue costs), depletion and other non-cash charges for such period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of SFAS 133 or 143) for such period minus (c) all non-cash items of income, excluding volumetric production prepayments or production payments included in income, which were included in determining such consolidated Net Income (including non-cash income resulting from the requirements of SFAS 133 or 143), and any capitalized general and administrative expense; provided that, “EBITDAX” shall be subject to pro forma adjustments after giving effect to any Acquisition (but only to the extent such Acquisition was funded with proceeds from Debt issued by the Borrower which is otherwise permitted by the terms hereof) made by the Borrower or any of its consolidated Subsidiaries during the period beginning on the first day of the relevant four-quarter period and through the date of calculation, as if such Acquisition had occurred on the first day of such four-quarter period; provided further that (i) such pro forma adjustments shall be made in accordance with GAAP and in a manner otherwise reasonably acceptable to the Administrative Agent, (ii) the corresponding pro forma adjustments to the Borrower’s consolidated Interest Expense is made for such four-quarter period, and (iii) promptly after the funding of such Acquisition, the

Borrower shall have provided to the Administrative Agent a written notice of such Acquisition setting forth the details of such Acquisition, including the consideration paid therefor, the source of such consideration and a calculation of the pro forma adjustments to be made as a result of such Acquisition.
     “Eligible Assignee” means (a) any Lender, (b) any Subsidiary or Affiliate of a Lender, and (c) any commercial bank or other financial institution approved by the Administrative Agent, the Issuing Lenders, and, if no Default or Event of Default exists, the Borrower.
     “Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.
     “Entrada Assets” means, collectively, the Entrada Field and any related equipment, accounts receivable, deposit accounts, contracts, general intangibles and other assets.
     “Entrada Entities” means, collectively, Callon Entrada Company, a Delaware corporation, and each Subsidiary thereof.
     “Entrada Field” means any and all Oil and Gas Properties on, under or related to Garden Banks Blocks 738, 782, 785, 826 and 827 located in the federal offshore waters of the Gulf of Mexico.
     “Entrada Hedge Contracts” means, collectively, each of the Hedge Contracts entered into by any Entrada Entity.
     “Entrada Service Agreement” means that certain Operating Services Agreement dated as of April 4, 2008 between Callon Entrada Company and Callon Petroleum Operating Company as it exists on the Closing Date.
     “Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).
     “Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.
     “Environmental Law” means, as to the Borrower or its Subsidiaries, all Legal Requirements or common law theories applicable to the Borrower or such Subsidiary arising from, relating to, or in connection with the Environment, health, or safety, including CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous substances, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous substances, medical infections, or toxic substances, materials or wastes.
     “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the Release of any Hazardous Substances or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Permit” means any permit, license, order, approval, registration or other authorization under any Environmental Law.
     “Equity Interest” means, with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person, including any options, warrants or similar rights to purchase such Equity Interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.
     “ERISA Affiliate” means each member of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employee under Section 414 of the Code.
     “Event of Default” has the meaning specified in Section 7.01.
     “Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
     “Financial Statements” means the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of and for the fiscal year ending December 31, 2008 and the related audited consolidated statements of income, cash flow, and retained earnings of the

Borrower and its consolidated Subsidiaries, and including the certification of the independent certified public accountants preparing such statements and footnotes to any of the foregoing, all prepared in accordance with GAAP, the copies of which have been delivered to the Administrative Agent and the Lenders.
     “Funded Debt” of any Person means, at any time, without duplication, Debt of such Person (a) of the type described in clauses (a), (b), (d), (e) and (h) of the definition of “Debt”; provided that Debt with respect to letters of credit referred to in clause (e) of such definition shall be considered “Funded Debt” only to the extent such letters of credit are drawn or funded, (b) of the type described in clause (f) of the definition of “Debt” to the extent such Debt is long term debt; provided that, the amount of such Debt considered to be “Funded Debt” is limited to the net mark to market value of such Hedge Contract, and (c) of the type described in clauses (i) and (j) of the definition of “Debt” to the extent that such guaranty covers, or such Lien secures, Debt of the type described in clauses (a) and (b) of this definition of “Funded Debt”.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.
     “Governmental Authority” means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person’s Property in connection with such subject.
     “Guarantor” means each entity which may from time to time execute a Guaranty or a supplement to a Guaranty, including CPOC and each Subsidiary of the Borrower (other than (a) any Entrada Entity, unless CIECO Debt Termination has occurred, and (b) each Non-Guarantor Subsidiary).
     “Guaranty” means a Guaranty in substantially the form of the attached Exhibit C and executed by a Guarantor; and “Guaranties” shall mean all such guaranties collectively.
     “Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.
     “Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.
     “Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Hydrocarbon Hedge Agreement” means a Hedge Contract which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.
     “Hydrocarbons” means oil, gas, coal seam gas, coalbed methane, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.
     “Independent Engineer” means any engineering firm selected by the Borrower and which is reasonably acceptable to the Administrative Agent.
     “Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders and covering only the Borrowing Base Properties owned by the Borrower or a Guarantor (or to be acquired by the Borrower or any Guarantor, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) set forth the oil and gas reserves attributable to such Borrowing Base Properties together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of the effective date of such report, based upon the pricing assumptions consistent with SEC reporting requirements at such time, and (b) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent.
     “Index Rate” means, for any Index Rate Determination Date, the rate per annum (rounded upward to the next whole multiple of 1/100 of 1%) equal to (a) the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of 1/100 of 1%) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Regions Bank or any other Lender selected by Administrative Agent, for which the Index Rate is then being determined with maturities comparable to one (1) month as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date.
     “Index Rate Determination Date” shall mean the Closing Date and the first Business Day of each calendar month thereafter.
     “Intercreditor Agreement” means that certain Intercreditor Agreement dated as of November 24, 2009 by and among Borrower, Union Bank, N.A., in its capacity as Administrative Agent under the Existing Agreement, and Regions Bank, in its capacity as Collateral Agent for the holders of the 2016 Senior Notes.
     “Interest Expense” means, for the Borrower and its consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and related expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, imputed interest under Capital Leases, and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP; provided that, “Interest Expense” shall be subject to pro forma adjustments after giving effect to any Acquisition (but only to the extent such Acquisition was funded with proceeds from Debt issued by the Borrower which is otherwise permitted by the terms hereof) made by the Borrower or any of its consolidated Subsidiaries during the period beginning on the first day of the relevant four-quarter period and through the date of calculation, as if such Acquisition had occurred on the first day of such four-quarter period; provided further that (i) such pro forma adjustments shall be made in accordance with GAAP and in a manner otherwise reasonably acceptable to the Administrative Agent, (ii) the corresponding pro forma adjustments to the Borrower’s consolidated EBITDAX is made for such four-quarter period, and (iii) prior to the funding of such Acquisition, the Borrower shall have provided to the Administrative Agent a written notice of such Acquisition setting forth the details of such Acquisition, including the consideration expected to be paid therefor, the source of such consideration and a calculation of the pro forma adjustments to be made as a result of such Acquisition.
     “Interest Hedge Agreement” means a Hedge Contract between the Borrower or one of its Subsidiaries and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower or such Subsidiary and such financial institution or the cap of the interest rate on any Debt of the Borrower or such Subsidiary.
     “Interest Rate” means at any time, an interest rate per annum equal to the sum of (i) four percent (4.0%), plus (ii) the Index Rate, provided, however, that in no event shall the Interest Rate be less than six percent (6.0%).

     “Interim Financial Statements” means the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of June 30, 2008 and the related unaudited consolidated statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries, and including the certification of a Responsible Officer of the Borrower, all prepared in accordance with GAAP, the copies of which have been delivered to the Administrative Agent and the Lenders.
     “Internal Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders and covering only the Borrowing Base Properties owned by the Borrower or any Guarantor (or to be acquired by the Borrower or any Guarantor, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) set forth the oil and gas reserves attributable to such Borrowing Base Properties together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of the effective date of such report, based upon the pricing assumptions consistent with SEC reporting requirements at such time, and (b) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent.
     “Investments” has the meaning set forth in Section 6.06.
     “Issuing Lender” means (a) Regions Bank, in its capacity as an issuer of Letters of Credit hereunder, (b) any other Lender designated in writing, from time to time, to the Administrative Agent by the Borrower (and consented to by such Lender) as an issuer of Letters of Credit, in its capacity as an issuer of Letters of Credit hereunder, and (c) any successor issuing bank pursuant to Section 8.06.
     “Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.
     “Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including Regulations D, T, U, and X, which is applicable to such Person.
     “Lenders” means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 9.06.
     “Letter of Credit” means, individually, any letter of credit issued by any Issuing Lender for the account of the Borrower in connection with the Commitments and which is subject to this Agreement, and “Letters of Credit” means all such letters of credit collectively.
     “Letter of Credit Application” means the applicable Issuing Lender’s standard form letter of credit application for letters of credit that has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

     “Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection with or relating thereto.
     “Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of all Letters of Credit at such time plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.
     “Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.
     “Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).
     “Liquid Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or any agency thereof maturing within one year from the date of any acquisition thereof;
     (b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within one year from the date of acquisition thereof or which may be liquidated for the full amount thereof without penalty or premium (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender), or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure the Borrower’s or any Subsidiaries’ ordinary course of business bonding requirements, or any other bank or trust company which has combined capital and surplus and undivided profit of not less than $500,000,000.00, if at the time of deposit or purchase, such bank debt securities are rated at least the third highest credit rating given by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated at the highest or the second highest credit rating given by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Required Lenders;
     (c) deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above;
     (d) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital and surplus and undivided profit of not less than $500,000,000.00, if at the time of entering into such agreement the debt securities of such Person are rated at the highest or the second highest credit rating given by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and
     (e) such other instruments (within the meaning of Article 9 of the Texas Business and Commerce Code) or investment property as the Borrower may request and the Administrative Agent may approve in writing.
     “Loan Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Instruments, the Intercreditor Agreement, and each other agreement, instrument, or document executed by the Borrower, any Guarantor, or any of their respective Subsidiaries or any of their officers at any time in connection with this Agreement.
     “Material Adverse Change” means (a) a material adverse change in the business, assets (including the Oil and Gas Properties of the Borrower, any Guarantor or any of their respective Subsidiaries), condition (financial or otherwise), results of operations or prospects of the Borrower, any Guarantor or any of their respective Subsidiaries, taken as a whole, since the date of the Financial Statements or the financial statements most recently delivered pursuant to Section 5.06(a); provided that the failure to receive a return on any Investment described in Section 6.06(g) taken alone shall not constitute a “Material Adverse Change” under this clause (a), or (b) a material adverse effect on the Borrower’s, or any Guarantor’s or any of their respective Subsidiary’s ability to perform its obligations under this Agreement, any Note, any Guaranty, or any other Loan Document.
     “Maturity Date” means September 25, 2012.
     “Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including if required by such laws, certain fees and other costs).
     “Monthly Payment Date” means the last day of each calendar month, or, if such day is not a Business Day, the next succeeding Business Day, commencing January 31, 2010.
     “Mortgages” means, collectively, each of the mortgage or deed of trust executed by any one or more of the Borrower, a Guarantor or any of their respective Subsidiaries in favor of the Administrative Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit D or such other form as may be requested by the Administrative Agent, in each case as the same may be amended, modified, restated or supplemented from time-to-time, together with any assumptions or assignments of the obligations thereunder by the Borrower, any Guarantor or any of their respective Subsidiaries, and “Mortgages” shall mean all of such Mortgages collectively.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
     “Net Income” means, with respect to the Borrower and its consolidated Subsidiaries, for any period, the net income for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.
     “Non-Entrada Hedge Contracts” means, collectively, each of the Hedge Contracts entered into by the Borrower or its Subsidiaries other than any Entrada Entity.
     “Non-Guarantor Subsidiaries” means, collectively, Callon Offshore Production, Inc., Mississippi Marketing, Inc., and Callon Mineral Properties, Inc.
     “Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.
     “Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.
     “Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Borrower, any Guarantor or any of their respective Subsidiaries to the Administrative Agent, the Issuing Lenders or the Lenders under the Loan Documents, including the Letter of Credit Obligations, and (b) all obligations of the Borrower or any Guarantor owing to any Swap Counterparty under any Hedge Contract; provided that, (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedge Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as Obligations only to the extent such obligations arise from transactions under such Hedge Agreements entered into at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder.
     “Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments, back-in interests and reversionary interests and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including an Environmental Permit.
     “Permitted Liens” means the Liens permitted to exist pursuant to Section 6.01.

     “Permitted Subject Liens” means the Liens permitted under paragraphs (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k) of Section 6.01.
     “Person” (whether or not capitalized) means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.
     “Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
     “Pledge Agreement” means a Pledge Agreement in substantially the form of the attached Exhibit H, executed by the Borrower, any Guarantor or any of their respective Subsidiaries, as the same may be amended, modified, restated or supplemented from time to time.
     “Pro Rata Share” means, with respect to any Lender, (a) with respect to amounts owing under the Commitments, (i) if such Commitments have not been canceled, the ratio (expressed as a percentage) of such Lender’s uncancelled Commitment at such time to the aggregate uncancelled Commitments at such time, or (ii) if the aggregate Commitments have been terminated, the ratio as determined pursuant to the preceding clause (i) immediately prior to such termination or (b) with respect to amounts owing generally under this Agreement and the other Loan Documents, the ratio (expressed as a percentage) of aggregate Commitments of such Lender to the aggregate Commitments of all the Lenders (or if such Commitments have been terminated, the ratio (expressed as a percentage) of Credit Extensions owing to such Lender to the aggregate Credit Extensions owing to all such Lenders).
     “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
     “Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).
     “Register” has the meaning set forth in paragraph (c) of Section 9.06.
     “Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Lenders for amounts paid by the applicable Issuing Lender under Letters of Credit as established by the Letter of Credit Applications and Section 2.07(d).
     “Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

     “Required Lenders” means, at any time, Lenders holding at least 66⅔% of the Commitments or, if the Commitments have been terminated, the outstanding principal amount of the Advances and Letter of Credit Exposure; provided that the Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.
     “Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Treasurer or Vice President, (b) with respect to any Person that is a limited liability company, a manager or a Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.
     “Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that, the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of the Borrower or warrants, options or other rights to purchase such Equity Interests.
     “Secured Parties” means the Administrative Agent, the Issuing Lenders, the Lenders, and the Swap Counterparties.
     “Security Agreements” means the Security Agreements, each in substantially the form of the attached Exhibit I, executed by the Borrower, any Guarantor or any of their respective Subsidiaries as the same may be amended, modified, or supplemented from time to time.
     “Security Instruments” means, collectively: (a) the Mortgages, (b) the Transfer Letters, (c) the Pledge Agreement, (d) the Security Agreements, (e) each other agreement, instrument or document executed by the Borrower, any Guarantor or any of their respective Subsidiaries at any time in connection with the Pledge Agreement, the Security Agreements, or the Mortgages, (f) each agreement, instrument or document executed by the Borrower, any Guarantor or any of their respective Subsidiaries in connection with the Cash Collateral Account, and (g) each other agreement, instrument or document executed by the Borrower, any Guarantor or any of their respective Subsidiaries at any time in connection with securing the Obligations.
     “Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subordinated Debt” means any Debt of the Borrower expressly subordinated to the Obligations, on terms and conditions, and pursuant to documentation in form and substance, satisfactory to the Administrative Agent.
     “Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.
     “Swap Counterparty” means any counterparty to a Hedge Contract with the Borrower or any Guarantor; provided that, with respect to any Hedge Contract existing on the date hereof, such counterparty is a Lender or an Affiliate of a Lender on the date hereof or is, at the time such Hedge Contract is entered into, a Lender or an Affiliate of a Lender.
     “Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit J and executed by the Borrower, any Guarantor or any of their respective Subsidiaries executing a Mortgage, as each of the same may be amended, modified or supplemented from time-to-time.

     “Unused Commitment Amount” means, with respect to a Lender at any time, the lesser of (a) such Lender’s Commitment at such time and (b) such Lender’s Pro Rata Share of the Borrowing Base then in effect at such time minus, in each case, the sum of (i) the aggregate outstanding principal amount of all Advances owed to such Lender at such time plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Exposure at such time.
     Section 1.02 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
     Section 1.03 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which prior to the delivery of the first financial statements under Section 5.06, shall mean the Financial Statements). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with that used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 5.06, used in the preparation of the Financial Statements). In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, where applicable, refer to such Person on a consolidated basis and mean such Person and its consolidated Subsidiaries.
     Section 1.04 Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE II
CREDIT FACILITIES
     Section 2.01 Commitment for Advances.
     (a) Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement (including, without limitation, the terms set forth in Section 3.01), to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Commitment Termination Date in an amount for each Lender not to exceed such Lender’s Unused Commitment Amount. Each Borrowing shall be in an aggregate amount not less than the lesser of (i) $100,000 and (ii) the aggregate Unused Commitment Amount, and in integral multiples of $50,000 in excess thereof by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.
     (b) Notes. The indebtedness of the Borrower to each Lender resulting from the Advances owing to such Lender shall be evidenced by a Note of the Borrower payable to the order of such Lender.
     Section 2.02 Borrowing Bases.
     (a) Borrowing Bases. The initial Borrowing Base in effect as of the date of this Agreement has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $20,000,000. Such initial Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.02. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(d) and are subject to periodic redetermination pursuant to Sections 2.02(b) and 2.02(c).
     (b) Calculation of the Borrowing Base.
     (i) The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before each March 31, beginning March 31, 2010, an Independent Engineering Report dated effective as of the immediately preceding January 1, and such other information as may be reasonably requested by any Lender with respect to the Borrowing Base Properties included or to be included in the Borrowing Base. Upon receipt of such information, the Administrative Agent shall, in the normal course of business (but in any event within 30 days after receipt of such information), propose to the Lenders a new Borrowing Base (for purposes of this subsection, the “Proposed Borrowing Base”). After having received notice of such proposal, the Lenders shall have 14 days to agree or disagree with the Proposed Borrowing Base. If at the end of the 14 days, any Lender has not communicated its approval or disapproval to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If at the end of such 14 days, the Required Lenders (or all of the Lenders if the Borrowing Base is to be increased) have approved or have been deemed to have approved the Proposed Borrowing Base, then the Proposed Borrowing Base shall become the new

Borrowing Base, effective on the date specified in Section 2.02(b)(iii). To the extent that within such 14 day period the Administrative Agent has not received the requisite number of approvals from the Lenders, the requisite number of Lenders shall, within a reasonable period of time, agree on a new Borrowing Base.
     (ii) The Borrower shall deliver to the Administrative Agent and each Lender on or before each September 30, beginning September 30, 2010, an Internal Engineering Report dated effective as of the immediately preceding July 1, and such other information as may be reasonably requested by the Administrative Agent with respect to the Borrowing Base Properties included or to be included in the Borrowing Base. Upon receipt of such information, the Administrative Agent shall, in the normal course of business (but in any event within 30 days after receipt of such information), propose to the Lenders a new Borrowing Base (for purposes of this subsection, the “Proposed Borrowing Base”). After having received notice of such proposal, the Lenders shall have 14 days to agree or disagree with the Proposed Borrowing Base. If at the end of the 14 days, any Lender has not communicated its approval or disapproval to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If at the end of such 14 days, the Required Lenders (or all of the Lenders if the Borrowing Base is to be increased) have approved or have been deemed to have approved the Proposed Borrowing Base, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.02(b)(iii). To the extent that within such 14 day period the Administrative Agent has not received the requisite number of approvals from the Lenders, the requisite number of Lenders shall, within a reasonable period of time, agree on a new Borrowing Base.
     (iii) After a redetermined Borrowing Base is approved or deemed approved by the Required Lenders or all of the Lenders, as applicable, the Administrative Agent shall notify the Borrower of the amount of the redetermined Borrowing Base, and such amounts shall become the Borrowing Base, effective and applicable to the Borrower, and subject to the other provisions of this Agreement, shall be the basis on which the Borrowing Base shall thereafter be calculated until the effective date of the next redetermination of the Borrowing Base as set forth in this Section 2.02.
     (iv) In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon the Administrative Agent and the Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.02.
     (v) Each delivery of an Engineering Report by the Borrower to the Administrative Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that, except as expressly disclosed by the Borrower to the Administrative Agent and the Lenders pursuant to

Section 5.06 or otherwise, (A) the Borrower and the Guarantors, as applicable, own the Borrowing Base Properties specified therein with at least 90% (by value) of the Proven Reserves covered therein subject to an Acceptable Security Interest and free and clear of any Liens (except Permitted Liens), and (B) on and as of the date of such Engineering Report each Borrowing Base Property described as “proved developed” therein was developed for oil and gas, and the wells pertaining to such Borrowing Base Properties that are described therein as producing wells (“Wells”), were each producing oil and gas in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells or wells temporarily shut-in for workovers or other repairs in the ordinary course of business.
     (c) Interim Redetermination. In addition to the Borrowing Base redeterminations provided for in Section 2.02(b), the Administrative Agent and the Lenders may (i) in their sole discretion make one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations and (ii) at the request of the Borrower make one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations, and in any case, based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(d)). Additionally, the Administrative Agent and the Lenders may request an additional redetermination in connection with any sale or proposed sale of Borrowing Base Properties of the Borrower or any Guarantor having a market value of $5,000,000 or more to the extent any such sale is permitted by this Agreement. The party requesting the redetermination shall give the other party at least 10 days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed. In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Administrative Agent and the Lenders with such information regarding the Borrower and the Guarantors’ business (including its Borrowing Base Properties, the Proven Reserves attributable thereto, and production relating thereto) as the Administrative Agent may request, including an updated Independent Engineering Report. The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.
     (d) Standards for Redetermination. Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.02(d)), (ii) in accordance with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proven Reserves of the Borrower and the Guarantors, and (iv) based upon the estimated value of the Proven Reserves owned by the Borrower and the Guarantors as determined by the Administrative Agent and the Lenders. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Debt obligations of the Borrower and its Subsidiaries and such other factors as the Administrative Agent and the Lenders customarily deem appropriate, including without limitation, commodity price assumptions, projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs, and legal costs. In that regard, the Borrower acknowledges that the determination of the Borrowing Base each contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders. No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent and the Lenders shall have received, at the Borrower’s expense, evidence of title satisfactory in form and substance to the Administrative Agent and evidence satisfactory to the Administrative Agent that the Administrative Agent has an Acceptable Security Interest in the Borrowing Base Properties relating thereto pursuant to the Security Instruments and subject to Section 5.10 of this Agreement. At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders until the Borrowing Base are subsequently redetermined in accordance with this Section 2.02.
     Section 2.03 Method of Borrowing.
     (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 12:00 noon Jackson, Mississippi, time on the Business Day of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall in turn give to each Lender prompt notice of such proposed Borrowing by telecopier. Each Notice of a Borrowing shall be given by telecopier, confirmed immediately in writing, specifying the information required therein. Each Lender shall, before 2:00 p.m. Jackson, Mississippi, time on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, in the case of a Borrowing, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower in Borrower’s Account.
     (b) Notices Irrevocable. Each Notice of Borrowing shall be irrevocable and binding on the Borrower.
     (c) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender shall not make available to the Administrative Agent such Lender’s Pro Rata Share of a Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.03, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that any Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for such day. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.
     (d) Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
     Section 2.04 Reduction of the Commitments.
     (a) The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided, that, each partial reduction shall be in the aggregate amount of $500,000 or in integral multiples of $100,000 in excess thereof.
     (b) Any reduction and termination of the Commitments pursuant to this Section 2.04 shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.
     Section 2.05 Prepayment of Advances.
     (a) Optional. The Borrower may prepay the Advances, after giving by 12:00 noon Jackson, Mississippi, time, same Business Day’s, irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be made in minimum amounts of $100,000 and in integral multiples of $50,000 in excess thereof. Full prepayments of any Borrowing are permitted without restriction of amounts.
     (b) Borrowing Base Deficiency. If the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure ever exceeds the lesser of (x) the Borrowing Base and (y) the aggregate Commitments, the Borrower shall after receipt of written notice from the Administrative Agent regarding such deficiency, take any of the following actions (and the failure of the Borrower to take such actions to remedy such Borrowing Base deficiency shall constitute an Event of Default):
     (i) prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base deficiency is cured within 10 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;
     (ii) pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Required Lenders in their sole discretion (and deliver such title evidence thereto to the extent required under Section 5.10 and deliver Engineering Reports covering such Oil and Gas Properties acceptable to the Required Lenders) such that the Borrowing Base deficiency is cured within 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;
     (iii) (A) deliver, within 10 days after the date such deficiency notice is received by the Borrower to the Administrative Agent, written notice to the Administrative Agent indicating the Borrower’s election to repay the Advances and make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit, each in six equal consecutive monthly installments equal to one-sixth of such Borrowing Base deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and each following installment due 30 days after the preceding installment due date, and (B) make such payments and deposits within such time periods (provided, however, that if at the end of such six (6) month period, the aggregate principal balance of the Advances plus the Letter of Credit Exposure again exceeds exceeds the lesser of (x) the Borrowing Base or (y) the aggregate Commitments, interest shall accrue on the Advances at the Default Rate until such time Borrowing Base is equal to or exceeds the aggregate principal balance of the Advances); or
     (iv) (A) deliver, within 10 days after the date such deficiency notice is received by the Borrower to the Administrative Agent, written notice to the Administrative Agent indicating the Borrower’s election to combine the options provided in clause (ii) and clause (iii) above, and also indicating the amount to be prepaid in installments and the amount to be provided as additional Collateral, and (B) make such six equal consecutive monthly installments and deliver such additional Collateral within the time required under clause (ii) and clause (iii) above.
Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under clauses (i), (iii) and (iv) of this Section 2.05(b) shall be applied to the Advances as requested by the Borrower if no Default then exists or, if a Default then exists, shall be applied to the Advances as determined by the Administrative Agent.
     (c) Reduction of Commitments. On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the lesser of (A) the aggregate Commitments, as so reduced, and (B) the Borrowing Base. Each prepayment pursuant to this Section 2.05(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(c) shall be applied to the Advances as requested by the Borrower if no Default then exists or, if a Default then exists, as determined by the Administrative Agent.
     (d) [RESERVED].
     (e) No Additional Right; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.05 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.
     Section 2.06 Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued interest thereon, on the earliest of: (i) the date which is six (6) months after the date such Advance was made, (ii) the Maturity Date or (iii) such earlier date as may be required pursuant to Section 2.05(b), Section 7.02 or Section 7.03.
     Section 2.07 Letters of Credit.
     (a) Commitment. From time to time from the date of this Agreement until 10 days prior to the Maturity Date, at the request of the Borrower, the requested Issuing Lender shall, on the terms and conditions set forth in this Agreement (including, without limitation, the terms of Section 3.01), issue, increase, or extend the Expiration Date of, Letters of Credit for the account of the Borrower on any Business Day. No Letter of Credit will be issued, increased, or extended:
     (i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) $10,000,000 and (B) the lesser of (1) the aggregate Commitments at such time and (2) the Borrowing Base in effect at such time minus, in each case under this clause (B), the sum of the aggregate outstanding principal amount of all Advances at such time;
     (ii) if such Letter of Credit has an Expiration Date later than 10 days prior to the Maturity Date;
     (iii) if such Letter of Credit has an expiration date later than one year after its issuance or extension; provided that any such Letter of Credit with a one-year tenor may expressly provide that it is renewable at the option of the applicable Issuing Lender for additional one-year periods;
     (iv) unless such Letter of Credit Documents are in form and substance acceptable to the applicable Issuing Lender in its sole discretion;
     (v) if such Letter of Credit is a standby letter of credit, it does not support the repayment of indebtedness for borrowed money of any Person;
     (vi) unless the Borrower has delivered to the applicable Issuing Lender a completed and executed Letter of Credit Application;

     (vii) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the applicable Issuing Lender;
     (viii) by Regions Bank, as Issuing Lender, if such issuance, increase or extension would cause the sum of (A) the Reimbursement Obligations owing to Regions Bank, as Issuing Lender plus (B) the aggregate undrawn maximum face amount of all outstanding Letters of Credit issued by Regions Bank, as Issuing Lender, to exceed $10,000,000;
     (ix) by any Issuing Lender (other than Regions Bank) unless such issuance, increase or extension, if made by Regions Bank as Issuing Lender, would cause the sum of (A) the Reimbursement Obligations owing to Regions Bank, as Issuing Lender plus (B) the aggregate undrawn maximum face amount of all outstanding Letters of Credit issued by Regions Bank, as Issuing Lender would exceed $10,000,000; and
     (x) if any Lender is at such time a Defaulting Lender hereunder, unless the applicable Issuing Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate such Issuing Lender’s risk with respect to such Defaulting Lender (including depositing cash collateral into the Cash Collateral Account equal to the Defaulting Lender’s Pro Rata Share of the Letter of Credit Exposure attributable to such Letter of Credit, or if acceptable to such Issuing Lender, the Administrative Agent and the Borrower, calculating each Lender’s participation in the Letter of Credit subject to such issuance, increase or extension without giving effect to such Defaulting Lender’s Pro Rata Share; provided, however, that after giving effect thereto, no Lender’s participation in such Letter of Credit would exceed its Unused Commitment Amount).
If the terms of any Letter of Credit Application referred to in the foregoing clause (v) conflicts with the terms of this Agreement, the terms of this Agreement shall control.
     (b) Participations. Upon the date of the issuance or increase of a Letter of Credit, the applicable Issuing Lender shall be deemed to have sold to each other Lender having a Commitment and each other Lender having a Commitment shall have been deemed to have purchased from such Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The applicable Issuing Lender shall promptly notify the Administrative Agent and each such participant Lender having a Commitment by telephone, or telecopy of each Letter of Credit issued, increased or extended and the actual dollar amount of such Lender’s participation in such Letter of Credit.
     (c) Issuing. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given to the applicable Issuing Lender and the Administrative Agent not later than 2:00 p.m. Jackson, Mississippi, time on the third Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit, and the applicable Issuing Lender shall (i) promptly after receipt of such Letter of Credit Application, confirm with the Administrative Agent that the Administrative Agent has also received a copy of such Letter of Credit Application and, if not, the such Issuing Lender shall notify the Administrative Agent of the contents thereof, and (ii) give to each other Lender prompt notice thereof by telephone, or telecopy. Each Letter of Credit Application shall be delivered by facsimile or by mail specifying the information required therein; provided that, if such Letter of Credit Application is delivered by facsimile, the Borrower shall follow such facsimile with an original by mail to the applicable Issuing Lender. After the applicable Issuing Lender’s receipt of such Letter of Credit Application (by facsimile or by mail) and upon fulfillment of the applicable conditions set forth in Article III and so long as the Issuing Lender has not received a notice (in writing, by facsimile or by e-mail) of the limitation set forth in Section 2.07(a)(i) or (ix), such Issuing Lender shall issue, increase, or extend such Letter of Credit for the account of the Borrower. Each Letter of Credit Application shall be irrevocable and binding on the Borrower.
     (d) Reimbursement. The Borrower hereby agrees to pay on demand to the applicable Issuing Lender an amount equal to any amount paid by such Issuing Lender under any Letter of Credit. In the event the applicable Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, such Issuing Lender shall give the Administrative Agent notice of the Borrower’s failure to make such reimbursement and the Administrative Agent shall promptly notify each Lender having a Commitment of the amount necessary to reimburse such Issuing Lender. Upon such notice from the Administrative Agent, each Lender shall promptly reimburse such Issuing Lender for such Lender’s Pro Rata Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be an Advance to the Borrower transferred at the Borrower’s request to such Issuing Lender. If such reimbursement is not made by any Lender to the applicable Issuing Lender on the same day on which the Administrative Agent notifies such Lender to make reimbursement to such Issuing Lender hereunder, such Lender shall pay interest on its Pro Rata Share thereof to such Issuing Lender at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such reimbursements to the applicable Issuing Lender as Advances under a Borrowing requested by the Borrower (without regard to the minimums and multiples referenced in Section 2.1) to reimburse such Issuing Lender which have been transferred to such Issuing Lender at the Borrower’s request.
     (e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:
     (i) any lack of validity or enforceability of any Letter of Credit Documents;
     (ii) any amendment or waiver of, or any consent to or departure from, any Letter of Credit Documents;

     (iii) the existence of any claim, set-off, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;
     (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by any Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;
provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit or the Borrower’s rights under Section 2.07(f).
     (f) Liability of Issuing Lenders. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Issuing Lender nor any of its officers or directors shall be liable or responsible for:
     (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
     (ii) the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;
     (iii) payment by any Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or
     (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING AN ISSUING LENDER’S OWN NEGLIGENCE),
except that the Borrower may make a claim against such Issuing Lender for any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower claims to have been caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit after presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit; provided that, such Issuing Lender shall not be required to reimburse or pay the Borrower for any such damages unless a court determines in a final, non-appealable judgment that such damages were caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit after presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
     (g) Cash Collateral Account.
     (i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Section 2.05(b), 7.02(b), or 7.03(b), then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.
     (ii) So long as no Default or Event of Default exists, (A) the Administrative Agent may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the Cash Collateral Account in excess of the amount required to be on deposit to cure a Borrowing Base Deficiency pursuant to Section 2.05(b). During the existence of any Default or Event of Default, the Administrative Agent may apply any funds held in the Cash Collateral Account to the Obligations in any order determined by the Administrative Agent, regardless of any Letter of Credit Exposure that may remain outstanding. The Administrative Agent may in its sole discretion at any time release to the Borrower any funds held in the Cash Collateral Account.
     (iii) The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own Property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.
     Section 2.08 Fees.
     (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Commitment a commitment fee at a per annum rate equal to the Commitment Fee Rate on the daily Unused Commitment Amount of such Lender, from the date of this Agreement until the Commitment Termination Date. The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on March 31, 2010, and continuing thereafter through and including the Commitment Termination Date.
     (b) Letter of Credit Fees.
     (i) The Borrower agrees to pay (A) to the Administrative Agent for the pro rata benefit of the Lenders having a Commitment a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to $500.00, and (B) to each Issuing Lender, a fronting fee for each Letter of Credit issued by such Issuing Lender equal to 0.125% per annum on the face amount of such Letter of Credit for the period such Letter of Credit is to be outstanding. The fees set forth in (A) and (B) above shall be computed quarterly in arrears and shall be due and payable on the last day of each March, June, September, and December and on the Commitment Termination Date.
     (ii) The Borrower also agrees to pay to each Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit issued by such Issuing Lender.
     (c) Increased Commitment Fee. The Borrower agrees to pay to Regions an increased commitment fee of One Hundred Forty-Seven Thousand Dollars ($147,000.00), as set forth and agreed in that certain Commitment Letter, dated December 23, 2009, from Regions to and accepted by the Borrower.
     (d) Borrowing Base Increase Fees. The Borrower agrees to pay to the Administrative Agent for the account of the Lenders having a Commitment in connection with any increase of the Borrowing Base, a borrowing base increase fee on the amount of such increase to be negotiated by the Agent and the Borrower, which shall be due and payable on the date that the increase to the Borrowing Base becomes effective.
     Section 2.09 Interest.
     (a) Interest Rate. Subject to Section 2.09(b) and 2.09(c) below, the Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender on each Monthly Payment Date from the date of such Advance until such principal amount shall be paid in full, at the Interest Rate.
     (b) Late Payment Charge. The Borrower shall pay to each Lender with respect to any payment of principal, interest or other amounts due hereunder or under any Note or the other Loan Documents which remains unpaid for more than fifteen (15) days after the same becomes due and payable, a “late fee” equal to the greater of four percent (4%) of the amount of such overdue payment or Five and No/100 Dollars ($5.00).
     (c) Default Rate. Overdue payments of principal under any Note and (to the extent permitted by law) interest and other amounts due thereunder, hereunder or under any of the other Loan Documents shall bear interest, from the date the same became due and payable and in lieu of the Interest Rate, at the Default Rate, which interest shall continue to accrue and (to the extent permitted by law) shall continue to compound daily until the obligations of the Borrower in respect to the payment thereof shall have been discharged (whether before or after judgment). Notwithstanding anything to the contrary contained in this Section, in no event shall the rate of interest accruing from and after the occurrence of an Event of Default exceed the maximum amount allowed by applicable law.
     (d) Usury Recapture.
     (i) If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.
     (ii) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Lender the interest rates charged under Section 2.09 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.
     (iii) NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE LOAN DOCUMENTS TO THE CONTRARY, IT IS THE INTENTION OF EACH LENDER AND THE BORROWER TO CONFORM STRICTLY TO ANY APPLICABLE USURY LAWS. ACCORDINGLY, IF ANY LENDER CONTRACTS FOR, CHARGES, OR RECEIVES ANY CONSIDERATION WHICH CONSTITUTES INTEREST IN EXCESS OF THE MAXIMUM RATE, THEN ANY SUCH EXCESS SHALL BE CANCELED AUTOMATICALLY AND, IF PREVIOUSLY PAID, SHALL AT SUCH LENDER’S OPTION BE APPLIED TO THE OUTSTANDING AMOUNT OF THE ADVANCES MADE HEREUNDER BY SUCH LENDER OR BE REFUNDED TO THE BORROWER.

     Section 2.10 Payments and Computations.
     (a) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 p.m. Jackson, Mississippi, time on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind. The Administrative Agent may charge, when due and payable, Borrower’s Account for all interest, principal, fees and other amounts owing to the Administrative Agent, any Issuing Lender or any Lender on or with respect to this Agreement, the Advances or the Loan Documents. The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, an Issuing Lender, or a specific Lender pursuant to Section 2.08(c), 2.09(d), 2.12, 2.13, 2.14, 8.05, or 9.07, but after taking into account payments effected pursuant to Section 9.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or any Issuing Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
     (b) Computations. All computations of interest based on the Interest Rate and the Federal Funds Rate and of fees (including Letter of Credit fees) shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.
     (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.
     (d) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower shall not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.
     Section 2.11 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the

Lenders (other than as a result of a failure to fund by a Defaulting Lender), such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
     Section 2.12 [RESERVED].
     Section 2.13 Increased Costs.
     (a) Capital Adequacy. If any Lender or any Issuing Lender determines in good faith that compliance with any applicable Legal Requirement or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case which constitutes a Change in Law, affects or would affect the amount of capital required or expected to be maintained by such Lender or such Issuing Lender or any corporation controlling such Lender or such Issuing Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or such Issuing Lender’s commitment to issue the Letters of Credit and other commitments of this type, then, within 30 days after receipt of the certificate required by this subsection (b) from such Lender or such Issuing Lender (with a copy of any such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender or to such Issuing Lender, as the case may be, from time to time as specified by such Lender or such Issuing Lender, additional amounts sufficient to compensate such Lender or such Issuing Lender, in light of such circumstances, (i) with respect to such Lender, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement and (ii) with respect to such Issuing Lender, to the extent that such Issuing Lender reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender or such Issuing Lender shall be conclusive and binding for all purposes, absent manifest error.
     (b) Letters of Credit. If any change after the Closing Date in any applicable Legal Requirement or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, any Issuing Lender or (ii) impose on any Issuing Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to such Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by such Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by such Issuing Lender, the Borrower shall pay to such Issuing Lender, from time to time as specified by such Issuing Lender, additional amounts which shall be sufficient to compensate such Issuing Lender for such increased cost. A certificate as to such increased cost incurred by such Issuing Lender, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by such Issuing Lender to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.
     (c) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.13 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     Section 2.14 Taxes.
     (a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, each Issuing Lender, and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, the Issuing Lender, or the Administrative Agent (as the case may be) is organized or any political subdivision of the jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, in the case of each Lender and each Issuing Lender, Taxes by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by applicable Legal Requirement to deduct any Taxes from or in respect of any sum payable to any Lender, any Issuing Lender, or the Administrative Agent: (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Lender, such Issuing Lender, or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s, such Issuing Lender’s, or the Administrative Agent’s failure to provide the forms described in paragraph (d) of this Section 2.14 and such Lender, such Issuing Lender, or the Administrative Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
     (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Loan Documents (hereinafter referred to as “Other Taxes”).
     (c) Indemnification. THE BORROWER INDEMNIFIES EACH LENDER, EACH ISSUING LENDER, AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING ANY TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.14) PAID BY SUCH LENDER, SUCH ISSUING LENDER, OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE ADMINISTRATIVE AGENT FOR THE BENEFIT OF ANY PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE ADMINISTRATIVE AGENT ON BEHALF OF ITSELF AS ADMINISTRATIVE AGENT, ANY SUCH ISSUING LENDER, OR ANY SUCH LENDER. IF ANY LENDER, THE ADMINISTRATIVE AGENT, OR ANY ISSUING LENDER RECEIVES A REFUND IN RESPECT OF ANY TAXES PAID BY THE BORROWER UNDER THIS PARAGRAPH (C), SUCH LENDER, THE ADMINISTRATIVE AGENT, OR SUCH ISSUING LENDER, AS THE CASE MAY BE, SHALL PROMPTLY PAY TO THE BORROWER THE BORROWER’S SHARE OF SUCH REFUND.
     (d) Foreign Lender Withholding Exemption. Each Lender and Issuing Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it shall deliver to the Borrower and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W8-ECI or W8-BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower or the Administrative Agent. Each Lender which delivers to the Borrower and the Administrative Agent a Form W8-ECI or W8-BEN and Form W-8 or W-9 pursuant to the immediately preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent two further copies of the said letter and Form W8-ECI or W8-BEN and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent certifying in the case of a Form W8-ECI or W8-BEN that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Lender shall not be required to deliver such letter or forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms.
     Section 2.15 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A Lender shall not be required to make any such delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such delegation cease to apply.
     (b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender becomes a Defaulting Lender, or (iv) any Lender refuses to consent to an amendment, modification or waiver of this Agreement that requires consent of 100% of the Lenders pursuant to Section 9.01 and that has been approved by the Required Lenders, then the Borrower may, at the Borrower’s sole expense and effort and upon notice to such Lender and the Administrative Agent and, in the case of a Defaulting Lender, the Administrative Agent may, upon notice to such Defaulting Lender and the Borrower, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) provided that:

     (i) other than for an assignment of a Defaulting Lender requested by the Administrative Agent, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.06;
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;
     (iv) such assignment does not conflict with applicable law; and
     (v) a Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.
ARTICLE III
CONDITIONS OF LENDING
     Section 3.01 Conditions Precedent to Effectiveness. The Existing Agreement shall be amended and restated in its entirety as set forth herein and this Agreement shall become effective upon the occurrence of the following conditions precedent:
     (a) Documentation. The Administrative Agent shall have received the following duly executed (which may be, in the Administrative Agent’s sole discretion, by facsimile or scanned pdf email) by all the parties thereto, in form and substance satisfactory to the Administrative Agent, the Issuing Lenders and the Lenders, and, where applicable, in sufficient copies for each Lender:
     (i) this Agreement, a Note payable to the order of each Lender in the amount of its Commitment, the Security Agreements, the Guaranties, the Pledge Agreements, and Mortgages encumbering at least 90% (by value) of all of the Borrower’s and the Guarantors’ Oil and Gas Properties constituting Proven Reserves, and each of the other Loan Documents, and all attached exhibits and schedules;
     (ii) a favorable opinion of (A) the Borrower’s and the Guarantors’ counsel dated as of the date of this Agreement and substantially in the form of the attached Exhibit K-1 and (B) the Borrower’s and the Guarantors’ local counsel dated as of the date of this Agreement and substantially in the form of the attached Exhibit K-2 covering the matters discussed in such Exhibit and such other matters as any Lender through the Administrative Agent may reasonably request;

     (iii) copies, certified as of the date of this Agreement by a Responsible Officer of the Borrower of (A) the resolutions of the board of directors of the Borrower approving the Loan Documents to which the Borrower is a party, (B) the articles or certificate of incorporation and the bylaws of the Borrower, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes, and the other Loan Documents;
     (iv) certificates of the secretary or assistant secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Notes, Notices of Borrowing, and the other Loan Documents and Hedge Contracts to which the Borrower is a party;
     (v) copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Guarantor of (A) the resolutions of the Board of Directors (or other applicable governing body) of such Guarantor approving the Loan Documents to which it is a party, (B) the articles or certificate (as applicable) of incorporation (or organization) and bylaws of such Guarantor, and (C) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty, the Security Instruments, and the other Loan Documents to which such Guarantor is a party;
     (vi) a certificate of the secretary or an assistant secretary of each Guarantor certifying the names and true signatures of officers of such Guarantor authorized to sign the Guaranty, Security Instruments and the other Loan Documents to which such Guarantor is a party;
     (vii) a certificate dated as of the Closing Date from a Responsible Officer of the Borrower stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;
     (viii) appropriate UCC-1 and UCC-3, as applicable, Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;
     (ix) insurance certificates naming the Administrative Agent loss payee or additional insured, as applicable, and evidencing insurance which meets the requirements of this Agreement and the Security Instruments, and which is otherwise satisfactory to the Administrative Agent;
     (x) a copy of the most recent Independent Engineering Report delivered pursuant to the Existing Agreement;
     (xi) to the extent required in connection with the Pledge Agreements, (A) stock or, to the extent applicable under the Person’s organizational documents, membership or partnership interest certificates, and stock powers executed in blank for each such stock certificate endorsed in blank to the Administrative Agent and (B) to the extent such Person is a limited liability company or a limited partnership, copies of its limited liability company agreement, partnership agreement or other similar document the terms of which expressly provide that membership interests or partnership interests, as applicable, in such Person are securities governed by Chapter 8 of the Uniform Commercial Code as in effect in the State of Texas;
     (xii) certificates of good standing and existence for the Borrower and each Guarantor in (a) the state, province or territory in which each such Person is organized and (b) each other state, province or territory in which it is required to be qualified to do business under Section 5.03, which certificates shall be dated a date not earlier than 30 days prior to the date hereof;
     (xiii) copies, certified by a Responsible Officer of the Borrower, of the CIECO Loan Documents and all exhibits and schedules thereto, together with all amendments, modifications or waivers thereto in effect as of the date of this Agreement; and
     (xiv) such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.
     (b) Payment of Fees. On the date of this Agreement, the Borrower shall have paid the fees required by Section 2.08(c) and all costs and expenses that have been invoiced not less than three (3) days prior to the Closing Date and are payable pursuant to Section 9.04.
     (c) Delivery of Financial Statements. The Administrative Agent and the Lenders shall have received true and correct copies of (i) the Financial Statements, (ii) the Interim Financial Statements and (iii) such other financial information as the Lenders may reasonably request.
     (d) Security Instruments. The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent to determine that the Administrative Agent (for its benefit and the benefit of the Lenders) shall have an Acceptable Security Interest in the Collateral (which shall include 90% (by value) of the Borrower’s and the Guarantors’ Oil and Gas Properties constituting Proven Reserves (as set forth in the two company-prepared engineering reports provided to Regions Bank, both dated as of October 1, 2009, covering the existing collateral properties and the ExL Permian Basin properties) and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.
     (e) Title. The Administrative Agent shall be satisfied in its sole discretion with the title to the Borrowing Base Properties and that such Borrowing Base Properties constitute a percentage of such Collateral reasonably satisfactory to the Administrative Agent, including mortgagee’s title opinions in favor of the Administrative Agent and the Lenders in form and substance satisfactory to the Administrative Agent and issued by title counsel satisfactory to the Administrative Agent covering at least 80% of the present value of Proven Reserves set forth on the Independent Engineering Report delivered to the Administrative Agent prior to the effective date of this Agreement and at least 80% of the present value of such Proven Reserves which are categorized as “proved, developed and producing” in such report.
     (f) No Default. No Default shall have occurred and be continuing.
     (g) Representations and Warranties. The representations and warranties contained in Article IV and in each other Loan Document shall be true and correct in all material respects.
     (h) Material Adverse Change. No event or circumstance that could reasonably be expected to cause a Material Adverse Change shall have occurred.
     (i) No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with (A) any of the Borrowing Base Properties or other Properties of the Borrower and its Subsidiaries which, in the Administrative Agent’s sole discretion, could reasonably be expected to result in a Material Adverse Change or (B) this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.
     (j) Consents, Licenses, Approvals, etc. The Administrative Agent shall have received true copies (certified to be such by the Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Loan Documents. In addition, the Borrower, the Guarantors and their respective Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower, such Guarantors and such Subsidiaries and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.
     (k) Material Contracts. The Borrower shall have delivered to the Administrative Agent copies of all material contracts, agreements or instruments to the extent requested by the Administrative Agent.
     (l) Notice of Borrowing. If a Loan is requested on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing from the Borrower in the form of Exhibit F, with appropriate insertions and executed by a duly authorized Responsible Officer of the Borrower.
     (m) USA Patriot Act. The Borrower has delivered to each Lender that is subject to the Act such information requested by such Lender in order to comply with the Act.
     (n) Hedging Arrangements. The Administrative Agent and the Lenders shall be satisfied with the Borrower’s and its Subsidiaries’ existing Hedge Contracts.

     (o) Minimum Liquidity. The sum of the Borrower’s unrestricted cash and Unused Commitment Amount, after giving effect to the closing of the facility evidenced hereby and the making of any Credit Extensions, shall be at least $5,000,000 as of the Closing Date.
     (p) Receipt of Refund of Overpaid Medusa Royalty. Receipt by the Borrower, in good collected funds, of a refund of overpaid royalty from the Minerals Management Service on account of Hydrocarbon production from the Medusa field, in an amount not less than Forty Million Dollars ($40,000,000).
     Section 3.02 Conditions Precedent to All Borrowings. The obligation of each Lender to make an Advance on the occasion of each Borrowing and of each Issuing Lender to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or on the date of such issuance, increase, or extension of such Letter of Credit, as applicable, such statements are true):
     (a) the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date and time); and
     (b) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants as follows:
     Section 4.01 Existence; Subsidiaries. The Borrower is a corporation duly organized and validly existing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, except where failure to be so qualified could not reasonably be expected to result in a Material Adverse Change. Each Subsidiary of the Borrower (other than any Non-Guarantor Subsidiary) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, except where failure to be so qualified could not reasonably be expected to result in a Material Adverse Change. As of the date of this Agreement, the Borrower has no Subsidiaries other than listed on Schedule 4.01 and the Borrower owns no other Equity Interests in any Person except in such Subsidiaries and otherwise as set forth in Schedule 4.01.
     Section 4.02 Power. The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Loan Documents to which it is a party and by the Guarantors of the Guaranties and the other Loan Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower’s and such Guarantors’ governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) the Borrower’s or any Guarantor’s certificate or articles of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreement, or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Guarantor, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Advance and the issuance, extension or increase of a Letter of Credit, such Advance and such Letter of Credit, and the use of the proceeds of such Advance and such Letter of Credit, will be within the Borrower’s governing powers, will have been duly authorized by all necessary governing action, will not contravene (i) the Borrower’s certificate of incorporation, bylaws or other organizational documents or (ii) any law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
     Section 4.03 Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Loan Documents to which the Borrower is a party or by each Guarantor of its Guaranty or the other Loan Documents to which it is a party or the consummation of the transactions contemplated thereby, except for (a) the filing of UCC-1 Financing Statements and the Mortgages in the state and county filing offices and (b) those consents and approvals that have been obtained or made on or prior to the date of this Agreement and that are in full force and effect. At the time of each Borrowing and each issuance, increase or extension of a Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or such issuance, increase or extension of such Letter of Credit or the use of the proceeds of such Borrowing or such Letter of Credit, except for (i) the filing of any additional UCC-1 Financing Statements and the Mortgages in the state and county filing offices and (ii) those consents and approvals that have been obtained or made on or prior to the date of such Borrowing, which are, as of the date of such Borrowing, in full force and effect.
     Section 4.04 Enforceable Obligations. This Agreement, the Notes, and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranties and the other Loan Documents to which each Guarantor is a party have been duly executed and delivered by such Guarantors. Each Loan Document is the legal, valid, and binding obligation of the Borrower and any Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.
     Section 4.05 Financial Statements.
     (a) The Borrower has delivered to the Administrative Agent and the Lenders copies of the Financial Statements and the Interim Financial Statements, and the Financial Statements and the Interim Financial Statements are accurate and complete in all material respects and present fairly the financial condition of Borrower and its Subsidiaries as of their respective dates and for their respective periods in accordance with GAAP. As of the date of the Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Borrower, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.
     (b) Since the date of the Financial Statements, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred.
     (c) As of the date of this Agreement, neither the Borrower nor any of its Subsidiaries has any Debt other than the Debt listed on Schedule 4.05.
     Section 4.06 True and Complete Disclosure. All factual information (excluding estimates) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of the Guarantors in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and the Guarantors in writing to the Administrative Agent or any of the Lenders shall be, true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time. All projections, estimates, and pro forma financial information furnished by the Borrower were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.
     Section 4.07 Litigation; Compliance with Laws.
     (a) There is no pending or, to the knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of the Guarantors before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. Additionally, there is no pending or, to the knowledge of the Borrower, threatened action or proceeding instituted against the Borrower or any of the Guarantors which seeks to adjudicate the Borrower or any of the Guarantors as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.
     (b) The Borrower and its Subsidiaries have complied in all respects with all statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property where non-compliance could reasonably be expected to result in a Material Adverse Change.
     Section 4.08 Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.09. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.
     Section 4.09 Investment Company Act. Neither the Borrower nor any of the Guarantors is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.10 Federal Power Act. Neither the Borrower nor any of the Guarantors is subject to regulation under the Federal Power Act, as amended or any other Legal Requirement which regulates the incurring by such Person of Debt, including Legal Requirements relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.
     Section 4.11 Taxes.
     (a) Reports and Payments. All Returns (as defined below in clause (c) of this Section 4.11) required to be filed by or on behalf of the Borrower, the Guarantors, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained, except where the failure to so file could not be reasonably expected to cause a Material Adverse Change; such Returns are complete and correct in all material respects; and all Taxes shown to be due and payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements or (ii) taxes that are being contested in good faith. The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person, except for such Taxes or reserves therefor, the failure to pay or provide for which does not and could not reasonably be expected to cause a Material Adverse Change.
     (b) Taxes Definition. “Taxes” in this Section 4.11 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on or with respect to any such assessment).
     (c) Returns Definition. “Returns” in this Section 4.11 shall mean any federal, state, local, or foreign report, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.
     Section 4.12 Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.
     Section 4.13 Condition of Property; Casualties. Each of the Borrower and the Guarantors has good and defensible title to all of its material (individually and in the aggregate) Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens except for Permitted Liens. The Properties used or to be used in the continuing operations of the Borrower and each of the Guarantors are in good repair, working order and condition, except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Change. Since the date of the Financial Statements, neither the business nor any Property of the Borrower or any Guarantor has been adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy, except to the extent such adverse event could not reasonably be expected to cause a Material Adverse Change.

     Section 4.14 No Defaults.
     (a) Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change or under any agreement in connection with any Debt.
     (b) No Default has occurred and is continuing.
     Section 4.15 Environmental Condition.
     (a) Permits, Etc. The Borrower and the Guarantors (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in compliance with all terms and conditions of such Permits and with all other requirements of applicable Environmental Laws; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Permit; and (iv) are not subject to any actual or contingent Environmental Claim, except, in the case of clauses (i) through (iv), where such failure to obtain, such failure to comply, such violation or such Environmental Claim could not reasonably be expected to cause a Material Adverse Change.
     (b) Certain Liabilities. To the Borrower’s actual knowledge, none of the present or previously owned or operated Property of the Borrower or any Guarantor or of any of their former Subsidiaries, wherever located: (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws and which listing, event or other circumstance described in this clause (i) could reasonably be expected to cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of the Guarantors, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.
     (c) Certain Actions. Without limiting the foregoing: (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower or the Guarantors or any of their former Subsidiaries on any of their presently or formerly owned or operated Property, except where failure to file such notices or failure to take such action could not reasonably be expected to cause a Material Adverse Change, and (ii) the present and, to the Borrower’s knowledge, future liability, if any, of the Borrower and the Guarantors which could reasonably be expected to arise in connection with requirements under Environmental Laws could not reasonably be expected to result in a Material Adverse Change.

     Section 4.16 Permits, Licenses, Etc. The Borrower and the Guarantors (a) possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade name rights and copyrights which are material to the conduct of their business and (b) manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices, except, in each case, to the extent failure to do so could not reasonably be expected to cause a Material Adverse Change.
     Section 4.17 Gas Contracts. Neither the Borrower nor any of the Guarantors, as of the date hereof and as of the Closing Date: (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Borrower’s and the Guarantors’ Borrowing Base Properties at some future date without receiving full payment therefor at the time of delivery, except to the extent such obligations could not reasonably be expected to cause a Material Adverse Change, or (b) except as has been disclosed to the Administrative Agent, has produced gas, in any material amount, subject to, and none of the Borrower’s and the Guarantors’ Borrowing Base Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements, except where being subject to such rights and duties could not reasonably be expected to cause a Material Adverse Change.
     Section 4.18 Liens; Titles, Leases, Etc. None of the Property of the Borrower or any of the Guarantors is subject to any Lien other than Permitted Liens. On the Closing Date, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions or, with respect to any filings or recordings necessary to create and perfect such Liens, arrangements to do so shall have been made. All leases and agreements necessary for the conduct of business of the Borrower and the Guarantors are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default under any such leases or agreements, in each case, other than to the extent it could not reasonably be expected to result in a Material Adverse Change.
     Section 4.19 Solvency. Before and after giving effect to the making of the initial Advances, each of the Borrower and its Subsidiaries is Solvent.
     Section 4.20 Hedging Agreements. Schedule 4.20 sets forth, as of the date hereof and as of the Closing Date, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and any other Hedge Contract of the Borrower and each Guarantor, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.
     Section 4.21 Material Agreements. Schedule 4.21 sets forth a complete and correct list of (a) all material agreements and other instruments of the Borrower and the Guarantors in effect or to be in effect as of the Closing Date relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons which are not cancelable on 60 days notice or less without penalty and have a maturity or expiry date of longer than six (6) months from the date hereof, and (b) all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date providing for, evidencing, securing or otherwise relating to any Debt of the Borrower, any Guarantor or any of their respective Subsidiaries, and all obligations of the Borrower, any Guarantor or any of their respective Subsidiaries to issuers of surety or appeal bonds issued for account of the Borrower, any Guarantor or any of their respective Subsidiaries, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Except as detailed otherwise in Schedule 4.21, the Borrower has heretofore delivered to the Administrative Agent and the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments listed therein, including any modifications or supplements thereto, as in effect as of the Closing Date and requested by the Administrative Agent.
ARTICLE V
AFFIRMATIVE COVENANTS
     So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding or any Letter of Credit Exposure shall exist, or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Required Lenders shall otherwise consent in writing, to comply with the following covenants:
     Section 5.01 Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Subsidiaries to comply, in all respects with all Legal Requirements, except in such instances in which (a) such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted or (b) failure to comply could not reasonably be expected to result in a Material Adverse Change. Without limitation of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business, except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Change, and (b) obtain, as soon as practicable, all consents or approvals required from the United States or any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower’s and its Subsidiaries’ Borrowing Base Properties to the extent required under Section 5.08.
     Section 5.02 Maintenance of Insurance.
     (a) The Borrower shall, on behalf of itself and each of its Subsidiaries, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance (after giving effect to any self-insurance compatible with the following standard) in form and amounts and issued by companies, associations or organizations reasonably satisfactory to the Administrative Agent covering such casualties, risks, perils, liabilities and other hazards reasonably required by the Administrative Agent. In addition, the Borrower shall, on behalf of itself and each of its Subsidiaries, comply with all requirements regarding insurance contained in the Security Instruments.
     (b) Borrower shall furnish to Administrative Agent certified copies of policies or certificates thereof, and endorsements and renewals thereof for all such policies promptly upon request by the Administrative Agent. All Property insurance policies shall have attached thereto a Lender’s loss payable endorsement for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent and all liability insurance policies shall name the Administrative Agent as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies with respect to Property insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of the Borrower, or a Subsidiary or any party holding under the Borrower or a Subsidiary which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and its Subsidiaries. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days’ prior written notice to the Administrative Agent. In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or a Subsidiary and any Obligations are outstanding, except as permitted under Section 5.02(c) below, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt.
     (c) To the extent that Administrative Agent is entitled to receive insurance claim proceeds as loss payee, unless (i) there is deemed to be a total loss and as such a particular piece of Collateral is not replaceable or repairable or (ii) there exists an Event of Default, such insurance claim proceeds shall first be applied to replace or repair the damaged or lost Collateral and then the remaining proceeds, if any, shall be delivered to the Administrative Agent.
     (d) In the event that any insurance proceeds are paid to the Borrower or any of its Subsidiaries in violation of clause (b) or clause (c) above, the Borrower or such Subsidiary shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of the Borrower or such Subsidiary, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each of the Borrower and its Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.
     Section 5.03 Preservation of Corporate Existence, Etc. The Borrower shall preserve and maintain, and cause each of its Subsidiaries (other than a Non-Guarantor) to preserve and maintain, its corporate, partnership or limited liability company, as applicable, existence (except as otherwise permitted pursuant to Section 6.04), rights, franchises, and privileges in the jurisdiction of its incorporation or organization, as applicable, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.
     Section 5.04 Payment of Taxes, Etc. The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which such reserves as may be required by GAAP, if any, have been established.
     Section 5.05 Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Subsidiaries to, permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower and any such Subsidiary, and (b) discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors.
     Section 5.06 Reporting Requirements. The Borrower shall furnish to the Administrative Agent and each Lender:
     (a) Annual Financials. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower and its consolidated Subsidiaries: (i) a copy of the annual audit report for such year for the Borrower and such consolidated Subsidiaries, including therein the Borrower’s and such consolidated Subsidiaries’ balance sheet as of the end of such fiscal year and the Borrower’s and such consolidated Subsidiaries’ statement of income, cash flows, and retained earnings, in each case certified by independent certified public accountants of national standing reasonably acceptable to the Administrative Agent, (ii) a certificate of such accounting firm reasonably acceptable to the Administrative Agent certifying that (A) the audit of the business of the Borrower and its consolidated Subsidiaries was conducted by such accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States) and (B) balance sheet and related statements of income, cash flow, and retained earnings were prepared in accordance with GAAP, and (iii) a Compliance Certificate executed by a Responsible Officer of the Borrower;
     (b) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and its consolidated Subsidiaries: (i) the unaudited balance sheet and the unaudited consolidated statement of income, cash flows, and retained earnings of the Borrower and such consolidated Subsidiaries for such fiscal period and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified (subject to the absence of footnotes and to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP; and (ii) a Compliance Certificate executed by a Responsible Officer of the Borrower;
     (c) Oil and Gas Engineering Reports.
          (i) At the times required by Section 2.02(b), an Independent Engineering Report;
          (ii) As At the times required by Section 2.02(b), an Internal Engineering Report;
          (iii) Such other information as may be reasonably requested by the Administrative Agent with respect to the Borrowing Base Properties included or to be included in the Borrowing Base;
          (iv) With the delivery of each Engineering Report, a certificate from a Responsible Officer of the Borrower certifying that, to the best of his knowledge and in all material respects: (a) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct, (b) the Borrower or the Guarantor, as applicable, owns good and defensible title to the Borrowing Base Properties evaluated in such Engineering Report as is customary in the oil and gas industry in all material respects, and such Properties are subject to an Acceptable Security Interest to the extent required herein and are free of all Liens except for Permitted Liens, (c) none of its Borrowing Base Properties listed in the immediately preceding Engineering Report as having proved reserves have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of such Borrowing Base Properties sold and in such detail as reasonably required by the Administrative Agent, and (d) attached to the certificate is a list of Persons disbursing at least 80% of proceeds to the Borrower or to a Guarantor, as applicable, from its Borrowing Base Properties;
     (d) Production Reports. Within 30 days of receipt of a written request by the Administrative Agent to the Borrower, a report setting forth the production revenue and expenses for the Borrowing Base Properties of the Borrower and the Guarantors evaluated in the most recent Engineering Report, in form and substance reasonably satisfactory to the Administrative Agent, together with a certificate signed by a Responsible Officer of the Borrower as to the accuracy of such information in all material respects;
     (e) Defaults. Promptly and in any event within five days after the occurrence of any Default, a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;
     (f) Termination Events. Promptly and in any event (i) within 30 days after (A) the Borrower knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, or (B) the Borrower acquires knowledge that any member of the Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after (A) the Borrower knows or has reason to know that any other Termination Event with respect to any Plan has occurred, or (B) the Borrower acquires knowledge that any of its Affiliates knows that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Affiliate proposes to take with respect thereto;
     (g) Termination of Plans. Promptly and in any event within two Business Days after (i) receipt thereof by the Borrower from the PBGC, or (ii) the Borrower acquires knowledge of any Controlled Group member’s receipt thereof from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;
     (h) Other ERISA Notices. Promptly and in any event within five Business Days after (i) receipt thereof by the Borrower from a Multiemployer Plan sponsor, or (ii) the Borrower acquires knowledge of any Controlled Group member’s receipt thereof from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;
     (i) Environmental Notices. Promptly upon the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could reasonably be expected to cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any Subsidiary or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability therefor that could reasonably be expected to cause a Material Adverse Change, including any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower or any Subsidiary or their former Subsidiaries, or any of their leased or owned Property, wherever located;
     (j) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, a copy of any notice, summons, citation, or proceeding seeking to modify in any respect, revoke, or suspend any contract, license, permit or agreement with any Governmental Authority, if such modification, revocation or suspension could reasonably be expected to cause a Material Adverse Change;
     (k) Material Changes. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in a Material Adverse Change;
     (l) Disputes, Etc. Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Subsidiaries and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Borrowing Base Property of the Borrower or any Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property not otherwise adequately covered by insurance shall exceed $1,000,000;
     (m) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other material report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of managers or directors (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter or report;
     (n) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any default statement or notice of default furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement governing Debt, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;
     (o) Other Quarterly Reports. Upon the request of the Administrative Agent, as soon as available and in any event not later than 45 days after the date of such request; (i) an accounts receivable aging report in a form reasonably satisfactory to the Administrative Agent and (ii) an accounts payable report in a form reasonably satisfactory to the Administrative Agent as of the last Business Day of the immediately preceding fiscal quarter;
     (p) Sales and Leasebacks. Prompt written notice of the consummation by the Borrower or any of its Subsidiaries of any transaction of the type described in Section 6.09;
     (q) Hedge Contracts. As soon as available and in any event within 45 days after the end of each calendar quarter, a report, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such calendar quarter a true and complete list of all Hedge Contracts (including commodity price swap agreements, forward agreements with terms in excess of thirty days or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 4.20, any margin required or supplied under any credit support document, and the counter party to each such agreement;
     (r) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request.; the Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.

     Section 5.07 Maintenance of Property. Subject to Section 6.04, the Borrower shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair in accordance with customary industry standards, ordinary wear and tear excepted; and shall abstain, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.
     Section 5.08 Agreement to Pledge. The Borrower shall, and shall cause each Subsidiary (other than (a) the Entrada Entities, unless CIECO Debt Termination has occurred, and (b) any Non-Guarantor Subsidiary) to, grant to the Administrative Agent an Acceptable Security Interest in any Property of the Borrower or such Subsidiary now owned or hereafter acquired, including Borrowing Base Properties and Proven Reserves attributable thereto, promptly after receipt of a written request from the Administrative Agent; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower and such Subsidiaries shall not be required to grant an Acceptable Security Interest in any Borrowing Base Properties that constitute more than 90% (by value) of Borrowing Base Properties and Proven Reserves attributable thereto (but in no event shall the Administrative Agent have an Acceptable Security Interest in less than 90% (by value) of all such Borrowing Base Properties and Proven Reserves attributable thereto). Notwithstanding the foregoing, neither the Borrower nor any of its Subsidiaries shall be required to grant an Acceptable Security Interest in (y) its ownership interest in and to Medusa Spar, LLC or (z) its ownership in and to (i) the Entrada Assets or (ii) any equity interests of any Entrada Entity (for so long as such Entrada Entity does not own any material or significant asset other than Entrada Assets), unless the Borrower has notified the Administrative Agent, in writing, that it has elected to include such Entrada Assets or any other assets owned by such Entrada Entity as a portion of the Borrowing Base or, with respect to any equity interest described in clause (ii), CIECO Debt Termination has occurred. In addition to the foregoing and within thirty (30) days of the Closing Date, the Borrower shall, and/or shall cause each Subsidiary to, grant to the Administrative Agent an Acceptable Security Interest in its interests in (i) the ExL Properties in Permian Basin (Texas) and (ii) the Haynesville Shale (Louisiana), to the extent necessary such that Administrative Agent shall have an Acceptable Security Interest in and to not less than 90%, in the aggregate, of the present value of all Borrowing Base Properties of the Borrower and the Guarantors and Proven Reserves attributable thereto, including such properties described in the immediately preceding clauses (i) and (ii).
     Section 5.09 Use of Proceeds. The Borrower shall use the proceeds of the Advances and Letters of Credit (a) to finance the acquisition, exploration, development, maintenance and production of Oil and Gas Properties, (b) to repurchase, redeem or repay the 2010 Senior Notes, the 2016 Senior Notes or Subordinated Debt to the extent otherwise permitted under this Agreement, and (c) for other working capital and general corporate purposes.
     Section 5.10 Title Evidence. The Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title evidence (including, if requested, supplemental or new title opinions addressed to it) covering at least 80% of the present value of the Proven Reserves attributable to Borrowing Base Properties as reasonably determined by the Administrative Agent, which evidence of title shall be in form and substance acceptable to the Administrative Agent in its sole discretion and shall include opinions regarding the before payout and after payout ownership interests held by the Borrower and the Guarantors, for all wells located on the Borrowing Base Properties covered thereby as to the ownership of Borrowing Base Properties of the Borrower and the Guarantors, and reflecting that the Administrative Agent has an Acceptable Security Interest (to the extent required under Section 5.08) in such Borrowing Base Properties of the Borrower and the Guarantors. In addition to the foregoing and also within thirty (30) days of the Closing Date, the Borrower shall take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title evidence, which evidence of title shall be in form and substance acceptable to the Administrative Agent in its sole discretion and shall include opinions regarding the before payout and after payout ownership interests held by the Borrower, for such wells located on (i) the ExL Properties in Permian Basin (Texas) and (ii) the Haynesville Shale (Louisiana), as to the ownership of such Properties by the Borrower, and reflecting that the Administrative Agent has an Acceptable Security Interest in such Properties of the Borrower, to the extent necessary such that Administrative Agent shall have received satisfactory evidence of title covering not less than 80%, in the aggregate, of the present value of such Borrowing Base Properties, including such properties described in the immediately preceding clauses (i) and (ii).
     Section 5.11 Further Assurances; Cure of Title Defects. The Borrower shall, and shall cause each Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower hereby authorizes the Lenders or the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral. Within 30 days after (a) a request by the Administrative Agent to cure any title defects or exceptions which are not Permitted Liens raised by such information or (b) a notice by the Administrative Agent that the Borrower has failed to comply with Section 5.10, the Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Borrowing Base Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower’s and the Guarantors’ ownership of such

Borrowing Base Properties and the Administrative Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.10. In addition, the Borrower shall cause the Administrative Agent to, at all times, have an Acceptable Security Interest in at least 90% (by value) of all of the Borrowing Base Properties and Proven Reserves attributable thereto.
     Section 5.12 Hedging Agreements. The Borrower shall, and shall cause each Subsidiary to, maintain in effect all Hedge Contracts existing on the Closing Date, unless such existing Hedge Contracts are replaced with Hedge Contracts with terms satisfactory to the Administrative Agent.
     Section 5.13 Positive Net Worth. As of January 1, 2010, the financial statements of the Borrower and its consolidated Subsidiaries (calculated for the purposes of this Section 5.13 by deconsolidating the Entrada Entities from Borrower and its consolidated Subsidiaries as of such date, regardless of whether or not GAAP would require or permit such deconsolidation or that such financial statements otherwise do not comply with Section 1.03), shall reflect a positive net worth (greater than zero (-$0.00-).
     Section 5.14 Cash Reserves for Payment of 2010 Senior Notes. The Borrower shall maintain minimum cash reserves sufficient to satisfy all amounts to become due under the 2010 Senior Notes at maturity. Such cash reserves shall be maintained in a separate interest bearing deposit account at Regions.
ARTICLE VI
NEGATIVE COVENANTS
     So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding or any Letter of Credit Exposure shall exist, or any Lender shall have any Commitment, the Borrower agrees, unless the Required Lenders otherwise consent in writing, to comply with the following covenants.
     Section 6.01 Liens, Etc. The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume, or suffer to exist:
     (a) Liens securing the Obligations;
     (b) purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business created prior to or at the time of the Borrower’s or such Subsidiary’s acquisition of such equipment; provided that such Liens secure Debt that (i) was incurred solely for the purpose of financing or refinancing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other Properties of the Borrower or its Subsidiaries, and (iii) is not increased in amount;

     (c) Liens securing Capital Leases; provided such Liens secure Debt that (i) is secured only by the Property leased under such Capital Leases and not any other Properties of the Borrower or any of its Subsidiaries and (ii) is not increased in amount;
     (d) Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;
     (e) Liens in favor of vendors, carriers, warehousemen, landlords, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor;
     (f) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor;
     (g) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments;
     (h) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower;
     (i) Liens arising under Leases, operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;
     (j) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of Borrower or any Subsidiary or materially detract from the value or use of the Property to which they apply;

     (k) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business;
     (l) Liens on cash or securities of the Borrower or any Subsidiary securing the Debt described in Section 6.02(h); provided, however, that the aggregate amount of cash or securities which may secure such Debt shall not exceed $5,000,000 in the aggregate at any time;
     (m) Liens securing the CIECO Debt and refinancings, refundings, renewals and extensions thereof permitted by Section 6.02(i); provided that such Liens encumber only the Entrada Assets and the Equity Interests of the Entrada Entities and not any other Properties of the Borrower or any of its Subsidiaries.
     (n) Liens described in Schedule 6.01;
     (o) Liens securing the 2016 Senior Notes to the extent that such Liens are subordinated to the Liens securing the Obligations pursuant to the terms of the Intercreditor Agreement; and
     (p) other Liens securing Debt permitted under Section 6.02 in an aggregate principal amount outstanding not to exceed $3,000,000 at any time.
     Section 6.02 Debts, Guaranties, and Other Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:
     (a) Debt of the Borrower and its Subsidiaries under the Loan Documents;
     (b) Debt listed on Schedule 4.05(a) and any refinancings, refundings, renewals and extensions thereof; provided that the amount of such Debt may not be increased except by an amount equal to the premium paid, if any, and fees and expenses incurred in connection with such refinancing, refunding, renewal or extension;
     (c) Debt secured by the Liens permitted under paragraph (b) or (c) of Section 6.01 and any obligations that are Debt permitted under Section 6.09, in an aggregate principal amount outstanding not to exceed $5,000,000 at any time;
     (d) Debt in the form of obligations for the deferred purchase price of Property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;
     (e) Subordinated Debt; provided that (i) the unpaid principal amount of such Subordinated Debt plus the unpaid principal amount of the Debt described in subsection (f) below does not exceed $160,000,000 in the aggregate outstanding at any one time, and (ii) such Subordinated Debt (A) does not have a maturity date that is on or earlier than September 25, 2012, and (B) does not have any sinking fund payments, scheduled principal payments, or mandatory redemption obligations that are due on or prior to September 25, 2012;
     (f) The 2010 Senior Notes, the 2016 Senior Notes and any refinancings, renewals or extensions (but not increases except increases to cover premium paid, if any, and fees and expenses incurred in connection with such refinancing, renewal or extension and increases as provided in Section 6.02(e)) of such Debt, provided that any such refinancing (i) does not have a maturity date that is on or earlier than September 25, 2012, (ii) does not have any sinking fund payments, scheduled principal payments, or mandatory redemption obligations that are due on or prior to September 25, 2012, (iii) does not impose representations, warranties, covenants, conditions, mandatory prepayments, events of default, remedies or other provisions similar to the foregoing that are materially more restrictive or burdensome as a whole than the terms and provisions of, as applicable, the 2010 Senior Notes or the 2016 Senior Notes as in effect on the Closing Date, (iv) does not impose any representation, warranty, covenant, condition, mandatory prepayment, event of default, remedy or other provision similar to the foregoing that is more restrictive or burdensome than the terms and provisions of this Agreement, and (v) does not impose a rate of interest on such 2010 Senior Notes that exceeds a rate equal to the interest rate in effect on the Closing Date plus 4% per annum or a rate of interest on such 2016 Senior Notes that exceeds the rate equal to the interest rate in effect on the Closing Date plus 2.0% per annum;
     (g) Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of the Borrower in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;
     (h) Debt under Hydrocarbon Hedge Agreements or Interest Hedge Agreements which are not prohibited by the terms of Section 6.14;
     (i) The CIECO Debt in an aggregate unpaid principal amount not to exceed $175,000,000 at any time and any refinancings, renewals or extensions thereof (but not increases except increases to cover premium paid, if any, and fees and expenses incurred in connection with such refinancing, renewal or extension); provided that any such refinancing does not (A) impose representations, warranties, covenants, conditions, mandatory prepayments, events of default, remedies or other provisions similar to the foregoing that are materially more restrictive or burdensome as a whole than the terms and provisions of the CIECO Loan Documents as in effect on the Closing Date (after giving effect to any amendments thereto permitted under Section 6.18), (B) impose any representation, warranty, covenant, condition, mandatory prepayment, event of default, remedy or other provision similar to the foregoing that is more restrictive or burdensome than the terms and provisions of this Agreement, (C) allow greater recourse to the Borrower or any of its Subsidiaries (other than the Entrada Entities) or their respective assets (other than the Entrada Assets) than that arising under the CIECO Loan Documents, or (D) cause the Borrower or any of its Subsidiaries (other than the Entrada Entities) to have any greater liability, whether direct or indirect, contingent or otherwise, in respect of such Debt than that arising under the CIECO Loan Documents; and

     (j) Debt not otherwise permitted under this Section 6.02, provided that (i) such Debt is not secured by any Lien on Property of the Borrower or any of its Subsidiaries and (ii) the aggregate unpaid principal amount of such Debt shall not exceed $5,000,000 at any time.
     Section 6.03 Agreements Restricting Liens and Distributions. Except for provisions in (a) the 2010 Senior Notes Indenture (and in any indenture or other agreement governing any refinancing, refunding, renewal or extension permitted herein of the Debt evidenced by the 2010 Senior Notes Indenture; provided that such provisions are not materially more restrictive than those in this Agreement or the 2010 Senior Notes Indenture as in effect on the Closing Date), (b) the 2016 Senior Notes Indenture (and in any indenture or other agreement governing any refinancing, refunding, renewal or extension permitted herein of the Debt evidenced by the 2016 Senior Notes Indenture; provided that such provisions are not materially more restrictive than those in this Agreement or the 2016 Senior Notes Indenture as in effect on the Closing Date), and (c) the CIECO Credit Agreement (and in any credit agreement or other agreement governing any refinancing, refunding, renewal or extension permitted herein of the Debt evidenced by the CIECO Credit Agreement; provided that such provisions are not materially more restrictive than those in this Agreement or the CIECO Credit Agreement as in effect on the Closing Date), the Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary from paying dividends or otherwise transferring Property to the Borrower, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that this Section shall not prohibit any negative pledge incurred or provided in favor of any holder of secured Debt permitted by Section 6.02(c) of this Agreement to the extent any such negative pledge relates solely to the property financed by such Debt.
     Section 6.04 Merger or Consolidation; Asset Sales. The Borrower shall not, nor shall it permit any of its Subsidiaries to (a) merge or consolidate with or into any other Person other than (i) the merger of a Guarantor with and into the Borrower or another Guarantor, (ii) the merger of an Entrada Entity with and into another Entrada Entity, or (iii) the merger of any other Person (other than any Entrada Entity, unless CIECO Debt Termination has occurred) with and into the Borrower or any Guarantor so long as the Borrower or such Guarantor is the surviving entity and the investment to be made by the Borrower or any Guarantor related to such merger would be permitted under the terms hereof; or (b) sell, lease, transfer, assign, farm-out, convey, or otherwise dispose of any of its Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) other than: (i) the sale of Hydrocarbons in the ordinary course of business,(ii) the sale or transfer of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person or (C) contemporaneously replaced by equipment of at least comparable use, (iii) any sale, lease, transfer, assignment, farm-out, conveyance or disposition of any interest in Oil and Gas Properties to which no Proven Reserves have been attributed in the most recent Engineering Report delivered pursuant to this Agreement; provided that such sale, lease, transfer, assignment, farm-out, conveyance or disposition is made on an arms’-length basis and for fair market value, and (iv) other sales, leases, transfers, assignments, farm-outs, conveyances or dispositions of Property made in arm’s-length transactions and for fair market value; provided that the aggregate amount of the proceeds of such transaction described in this clause (iv), taken together with all other such transactions under this clause (iv) during any fiscal year, may not exceed 15% of the Borrowing Base in effect at the time such transaction is effected.
     Section 6.05 Restricted Payments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Restricted Payments except that if no Default exists or would result therefrom, the Borrower may (i) pay cash dividends on equity securities issued to refinance Subordinated Debt or issued to refinance the 2010 Senior Notes or the 2016 Senior Notes on terms acceptable to the Lenders in their reasonable discretion, (ii) make redemptions on preferred stock with the proceeds of or in connection with a contemporaneous issuance of equity securities; provided that, as to mandatorily redeemable preferred stock, such preferred stock was permitted by the terms hereof, (iii) pay stock dividends only in common stock of the Borrower, (iv) pay stock dividends on preferred stock in the form of preferred stock of the Borrower so long as such preferred stock is otherwise permitted by the terms hereof, and (v) make scheduled payments on Subordinated Debt permitted under Section 6.02.
     Section 6.06 Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or equity interests in (collectively, “Investments”) any Person, except:
     (a) Investments existing on the Closing Date set forth in Schedule 6.06;
     (b) Liquid Investments;
     (c) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;
     (d) the creation or acquisition of any additional Subsidiaries in compliance with Section 6.15; provided that immediately before and after giving effect to the creation or acquisition of such additional Subsidiary, no Default shall exist and be continuing;
     (e) guaranties permitted by Section 6.02;
     (f) investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto, and investments, loans or advances in connection with or related to farm out agreements, farm in agreements, joint operating agreements, joint venture or area of mutual interest agreements, processing facilities, seismic acquisition and evaluation, pipelines or other similar or customary arrangements made in the ordinary course of business only insofar as they do not (i) reduce the net revenue interest of the Borrower or any Guarantor in any Borrowing Base Property for which value was given in the most recent Borrowing Base redetermination below the undivided net revenue interest specified for the Borrower or such Guarantor in the most recent Engineering Report utilized by the Administrative Agent and the Lenders in determining the then effective Borrowing Base and/or (ii) increase the undivided working interest in any such Borrowing Base Property without a corresponding increase in the net revenue interest specified for the Borrower or such Guarantor in the most recent Engineering Report utilized by the Administrative Agent and the Lenders in determining the then effective Borrowing Base;
     (g) Investments in any Entrada Entity in an aggregate amount not to exceed (i) the contribution of the Entrada Assets to Callon Entrada Company made prior to the Closing Date as contemplated by the CIECO Loan Documents as in effect on the Closing Date without giving effect to any amendments, supplements or other modifications, plus (ii) $77,500,000 (regardless of whether such Investments are made before or after the Closing Date and determined after giving effect to any return of such Investments);
     (h) investments, loans or advances made by the Borrower in or to the Guarantors or by any Guarantor in or to Borrower or another Guarantor;
     (i) loans or advances to employees of the Borrower and the Guarantors in the ordinary course of business in an aggregate amount not to exceed $2,000,000 at any time; and
     (j) other investments, loans or advances in an aggregate amount not to exceed $5,000,000 at any time.
     Section 6.07 Affiliate Transactions. Except for transactions between (a) a Guarantor and another Guarantor or the Borrower, (b) a Non-Guarantor Subsidiary with another Non-Guarantor Subsidiary, and (c) an Entrada Entity with another Entrada Entity, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Borrower or the Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate.
     Section 6.08 Compliance with ERISA. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, (a) engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction which could reasonably be expect to result in the Borrower, any Subsidiary or any ERISA Affiliate being subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC; (c) fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by the Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; (j) amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code; or (k) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Required Lenders) risk of such a termination by the PBGC of any Plan.
     Section 6.09 Sale-and-Leaseback. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property having a value, in the aggregate at any time outstanding, in excess of $7,500,000, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.
     Section 6.10 Change of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any material change in the character of its business as an independent oil and gas exploration and production company, nor will the Borrower or any Subsidiary operate or carry on business in any jurisdiction other than the United States.
     Section 6.11 Organizational Documents, Name Change. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend its name or change its jurisdiction of incorporation, organization or formation without prior written notice to the Administrative Agent.
     Section 6.12 Use of Proceeds; Letters of Credit. The Borrower will not permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.09. The Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Neither the Borrower nor any Person acting on behalf of the Borrower has taken or shall take, nor permit any of the Borrower’s Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including the use of the proceeds of any Advance or Letters of Credit to purchase or carry any margin stock in violation of Regulation T, U or X.
     Section 6.13 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary which would require the Borrower or any Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefore, if such gas imbalances, take-or-pay or other prepayments could reasonably be expected to cause a Material Adverse Change.
     Section 6.14 Limitation on Hedging. The Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedge Contract for speculative purposes, or (b) be party to or otherwise enter into any Hydrocarbon Hedge Agreement, Interest Hedge Agreement or any other Hedge Contract which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s operations, (ii) with respect to Non-Entrada Hedge Contracts, covers notional volumes in excess of 75% of the anticipated production volumes attributable to Proven Reserves of the Borrower and its Subsidiaries (other than the Entrada Entities) which are categorized as “proved, developed and producing” during the period such hedge arrangement is in effect, (iii) with respect to Entrada Hedge Contracts, allows the applicable counterparty to have recourse to the Borrower and its Subsidiaries (other than the Entrada Entities) or their respective assets (other than the Entrada Assets), or is otherwise guaranteed or supported by the Borrower and its Subsidiaries (other than the Entrada Entities), (iv) covers fluctuations in interest rates for notional principal amounts in excess of 85% of the Debt for borrowed money of the Borrower and its Subsidiaries, (v) is longer than five (5) years in duration for any Interest Hedge Agreement or twenty-four (24) months for any Hydrocarbon Hedge Agreement, (vi) requires the Borrower or any Subsidiary to put up money, assets, or other security (other than letters of credit or guaranties permitted by Section 6.02 and liens on cash and securities to the extent permitted under Section 6.01(l)) against the event of its nonperformance prior to actual default by the Borrower or such Subsidiary in performing its obligations thereunder, or (vii) is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made (x) is not Shell Energy North America, Inc. or BP Corporation North America, Inc. or any of their respective Affiliates, (y) does not have long-term obligations rated BBB- or Baa3 or better, respectively, by either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., or (z) is not an investment grade-rated industry participant (or such counterparty’s obligations are guaranteed by such a Person).

     Section 6.15 Additional Subsidiaries. The Borrower shall not, nor shall it permit any of its Subsidiaries (other than the Entrada Entities, unless CIECO Debt Termination has occurred) to, create or acquire any additional Subsidiaries without (a) prior written notice to the Administrative Agent and the Required Lenders, (b) such new Subsidiary executing and delivering to the Administrative Agent, at its request, a Guaranty, a Pledge Agreement, a Security Agreement and a Mortgage, and such other Security Instruments as the Administrative Agent or the Required Lenders may reasonably request, (c) the equity holder of such Subsidiary executing and delivering to the Administrative Agent a Pledge Agreement pledging 100% of the Equity Interest owned by such equity holder of such Subsidiary along with the certificates pledged thereby, if any, and appropriately executed stock powers in blank, if applicable, and (d) the delivery by the Borrower and such Subsidiary of any certificates, opinions of counsel, title opinions or other documents as the Administrative Agent may reasonably request relating to such Subsidiary.
     Section 6.16 Account Payables. The Borrower shall not, nor shall it permit any Guarantor to, allow any of its trade payables or other accounts payable to be outstanding for more than 120 days past the invoice or billing date (except in cases where any such trade payable is being disputed in good faith and adequate reserves under GAAP have been established).
     Section 6.17 Subordinated Debt; 2010 Senior Notes and 2016 Senior Notes.
     (a) Neither the Borrower nor any Subsidiary shall make any voluntary prepayment in respect of any Subordinated Debt, nor will they make any other payment thereon that is not allowed under the subordination provisions of any Subordinated Debt.
     (b) The Borrower will not amend, supplement or otherwise modify the 2010 Senior Notes Indenture, the 2016 Senior Notes Indenture or any other instruments evidencing, or agreements relating to or executed in connection with, as applicable, the 2010 Senior Notes or the 2016 Senior Notes, in any manner which would have the effect of (a) accelerating the timing or amount of any scheduled payments of principal or interest thereon (unless such accelerated date is after the Maturity Date), (b) increasing the rate of interest payable thereon by more than 2% per annum or (c) resulting in a Material Adverse Change. For avoidance of doubt, this Section 6.17 does not restrict the Borrower from prepaying or repaying the 2010 Senior Notes or the 2016 Senior Notes at or prior to the maturity thereof.
     Section 6.18 CIECO Loan Documents.
     (a) The Borrower shall not, and shall cause the Entrada Entities to not, make any optional termination or reduction of the aggregate Commitment (as defined in the CIECO Credit Agreement) other than in accordance with the terms and conditions thereof.
     (b) The Borrower will not amend, supplement or otherwise modify any of the CIECO Loan Documents without the prior written consent of the Administrative Agent and the Required Lenders if the effect of such amendment, supplement or modification would (i) shorten the final maturity date of such Debt or any other scheduled date for the payment of principal, interest or other sums payable in respect of such Debt, (ii) increase the maximum principal amount of such Debt to an amount that exceeds $175,000,000, (iii) impose rates of interest (other than imposing the default rate as provided for in the CIECO Loan Documents), prepayment charges, premiums, closing fees or other fees or other amounts that are materially greater than the respective amounts thereof in effect on the Closing Date, (iv) impose any representations, warranties, covenants, conditions, mandatory prepayments, events of default, remedies or other provisions similar to the foregoing that are materially more restrictive or burdensome as a whole than the terms and provisions of the CIECO Loan Documents as in effect on the Closing Date, (v) impose any representation, warranty, covenant, condition, mandatory prepayment, event of default, remedy or other provision similar to the foregoing that is more restrictive or burdensome than the terms and provisions of this Agreement, (vi) allow CIECO to have greater recourse to the Borrower or any of its Subsidiaries (other than the Entrada Entities) or their respective assets (other than the Entrada Assets) than that arising under the CIECO Loan Documents, or (vii) cause the Borrower or any of its Subsidiaries (other than the Entrada Entities) to have any greater liability, whether direct or indirect, contingent or otherwise, in respect of such Debt than that arising under the CIECO Loan Documents.
     Section 6.19 Entrada Entities. Notwithstanding anything to the contrary contained herein (including any provision of this Article VI) and except as provided in the Entrada Service Agreement, Borrower shall not, nor shall it permit any of its Subsidiaries (other than the Entrada Entities) to (i) create, assume, incur or suffer to exist any Lien on or in respect of any of its Property for the benefit of any Entrada Entity, other than Liens securing the Obligations, (ii) sell, assign, pledge, or otherwise transfer any of its Properties to any Entrada Entity, except as permitted under Section 6.04 and on terms permitted by Section 6.07, or (iii) except as permitted under Section 6.06(g) and (j), make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, any Entrada Entity or in any of its Properties, including without limitation the Entrada Assets.
     Section 6.20 Non-Guarantor Subsidiaries. Notwithstanding anything to the contrary contained herein (including any provision of this Article VI), Borrower shall not, nor shall it permit any Guarantor to (i) create, assume, incur or suffer to exist any Lien on or in respect of any of its Property for the benefit of any Non-Guarantor Subsidiary, (ii) sell, assign, pledge, or otherwise transfer any of its Properties to any Non-Guarantor Subsidiary, except as permitted under Section 6.04 and on terms permitted by Section 6.07, or (iii) except as permitted under Section 6.06(j), make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, any Non-Guarantor Subsidiary or in any of its Properties.
     Section 6.21 Current Ratio. The Borrower shall not permit, as of the end of any fiscal quarter, the ratio of (a) its consolidated current assets to (b) its consolidated current liabilities, to be less than 1.00 to 1.00. For purposes of this calculation (i) “current assets” shall include, as of the date of calculation, the aggregate Unused Commitment Amount but shall exclude, as of the date of calculation (A) any cash deposited with or at the request of a counterparty to any Hedge Contract, (B) any assets representing a valuation account arising from the application of SFAS 133 and 143, and (C) the current portion of any deferred tax assets, and (ii) “current liabilities” shall exclude, as of the date of calculation, (A) the current portion of long-term Debt permitted under this Agreement and current maturities of the 2010 Senior Notes, the 2016 Senior Notes and the CIECO Debt, (B) any liabilities representing a valuation account arising from the application of SFAS 133 and 143, and (C) the current portion of any tax deferred obligations. For the purpose of the fiscal quarter ending December 31, 2009, the Current Ratio shall be calculated without reference to and shall exclude any amounts attributable to the Entrada Entities.
     Section 6.22 Leverage Ratio. The Borrower shall not permit, as of the end of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2009, the ratio of (a) all Funded Debt of the Borrower and its Subsidiaries as of such fiscal quarter end to (b) the consolidated EBITDAX of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended, to be greater than 4.00 to 1.00. Any calculation of the Leverage Ratio or any component thereof which uses financial data for the fiscal quarter ending December 31, 2009 and any prior fiscal quarters shall be calculated without reference to and shall exclude any amounts attributable to the Entrada Entities.
     Section 6.23 Interest Coverage Ratio. The Borrower shall not permit, as of the end of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2009, the ratio of (a) the consolidated EBITDAX of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended to (b) the consolidated Interest Expense of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended, to be less than 2.50 to 1.00. Any calculation of the Interest Coverage Ratio or any component thereof which uses financial data for the fiscal quarter ending December 31, 2009 and any prior fiscal quarters shall be calculated without reference to and shall exclude any amounts attributable to the Entrada Entities that may otherwise be included in such quarters.
ARTICLE VII
EVENTS OF DEFAULT; REMEDIES
     Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:
     (a) Payment. The Borrower (i) shall fail to pay when due any principal under the Notes or (ii) shall fail to pay any interest, fees, reimbursements, indemnifications, or other amounts due and payable hereunder, under the Notes, or under any other Loan Document and such failure shall continue for a period of three Business Days after the due date therefore;
     (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower, any Guarantor or any of their respective Subsidiaries (or any of their respective officers) in this Agreement or in any other Loan Document, or (ii) by the Borrower, any Guarantor or any of their respective Subsidiaries (or any of their respective officers) in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed to be made;
     (c) Covenant Breaches. The Borrower, any Guarantor or any of their respective Subsidiaries shall fail to (i) perform or observe any covenant contained in Section 5.02(a), Section 5.06(e) or Article VI or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01, if such failure shall remain unremedied for 30 days after the earlier to occur of (a) notice thereof to the Borrower by the Administrative Agent or (b) the Borrower otherwise becoming aware of such breach or failure;
     (d) Cross-Defaults. (i) The Borrower, any Guarantor or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest on its Debt (other than the CIECO Debt) which is outstanding in a principal amount of at least $500,000 individually or when aggregated with all such Debt of the Borrower, any Guarantor or any of their respective Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt (including, without limitation, any event of default or termination event under any Interest Rate Agreement or Hydrocarbon Hedge Agreement but excluding any event of default under the CIECO Loan Documents) which is outstanding in a principal amount (or termination payment amount or similar amount) of at least $500,000 individually or when aggregated with all such Debt of the Borrower, such Guarantor or such Subsidiary so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any Debt (other than the CIECO Debt) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; provided that for purposes of this paragraph (d), the “principal amount” of the obligations in respect of Hedging Contracts at any time shall be the aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Contracts were terminated at such time;
     (e) Insolvency.
          (i) The Borrower, any Guarantor or any of their respective Subsidiaries (other than any Entrada Entity) shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;
          (ii) The Borrower, any Guarantor or any of their respective Subsidiaries (other than any Entrada Entity) shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) make a general assignment for the benefit of its creditors, (C) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (D) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (E) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (F) take any corporate action for the purpose of effecting any of the foregoing; or
          (iii) A proceeding or case shall be commenced, without the application or consent of the Borrower, any Guarantor or any of their respective Subsidiaries (other than any Entrada Entity), as applicable, in any court of competent jurisdiction, seeking

(A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower, any Guarantor or any of their respective Subsidiaries (other than any Entrada Entity) of all or any substantial part of its respective assets, (C) similar relief in respect of the Borrower, any Guarantor or any of their respective Subsidiaries (other than any Entrada Entity) under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, or (D) an order for relief against the Borrower, any Guarantor or any of their respective Subsidiaries (other than any Entrada Entity) shall be entered in an involuntary case under the Federal Bankruptcy Code;
     (f) Judgments. Any judgment or order for the payment of money in excess of $500,000 shall be rendered against (i) the Borrower, any Guarantor or any of their respective Subsidiaries (other than any Entrada Entity) and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, or (ii) any Entrada Entity and such judgment or order allows any party recourse to the Borrower, any Guarantor or any of their respective Subsidiaries (other than the Entrada Entities) or their respective assets (other than the Entrada Assets) in order to satisfy such judgment or to comply with such order;
     (g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $5,000,000 (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);
     (h) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $5,000,000;
     (i) Change in Control. A Change in Control shall have occurred;
     (j) Borrowing Base. Any failure to cure any Borrowing Base deficiency in accordance with Section 2.05;
     (k) Loan Documents. Any material provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or a Guarantor or any of their respective Subsidiaries or any such Person shall so state in writing; or

     (l) Security Instruments. (i) The Administrative Agent shall fail to have an Acceptable Security Interest in any material portion of the Collateral as determined by the Administrative Agent or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by the Borrower, any Guarantor or any of their respective Subsidiaries.
     Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,
     (a) the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender and each Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;
     (b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and
     (c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself, the Issuing Lenders and the Lenders by appropriate proceedings.
     Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,
     (a) (i) the obligation of each Lender and each Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing or extending Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

     (b) the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and
     (c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself, the Issuing Lenders and the Lenders by appropriate proceedings.
     Section 7.04 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Issuing Lender or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent, such Issuing Lender or such Lender, and the other Loan Documents, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand under this Agreement, such Notes, or such other Loan Documents, and although such obligations may be unmatured. The Administrative Agent, each Issuing Lender and each Lender agrees to promptly notify the Borrower after any such set-off and application made by the Administrative Agent, such Issuing Lender or such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, each Issuing Lender and each Lender under this Section 7.04 are in addition to any other rights and remedies (including other rights of set-off) that the Administrative Agent, such Issuing Lender or such Lender may have.
     Section 7.05 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent, the Issuing Lenders and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
     Section 7.06 Application of Proceeds. From and during the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with the Borrower, any Guarantor or any of their respective Subsidiaries which secures any of the Obligations, shall be applied in the following order:
     (a) First, to the payment of all amounts, including costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to the Administrative Agent under any of the expense reimbursement or indemnity provisions of this Agreement or any other Loan Document, any Security Instrument, or other collateral documents, and any applicable law;
     (b) Second, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of the Obligations then due and payable,

including Obligations with respect to Letters of Credit and any Obligations of the Borrower or its Subsidiaries owing to any Swap Counterparty under any Hedge Contract; and
     (c) Third, the remainder, if any, to the Borrower, its Subsidiaries, their respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
ARTICLE VIII
THE ADMINISTRATIVE AGENT AND THE ISSUING LENDERS
     Section 8.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Loan Document (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Loan Document, or applicable law.
     Section 8.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken (INCLUDING THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of the Borrower or its Subsidiaries or to inspect the Property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.

     Section 8.03 The Administrative Agent and Its Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Administrative Agent were not an agent hereunder and without any duty to account therefor to the Lenders.
     Section 8.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
     Section 8.05 Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT AND SUCH ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR SUCH ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S AND SUCH ISSUING LENDER’S OWN NEGLIGENCE), AND INCLUDING ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S OR SUCH ISSUING LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND EACH ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL

ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR SUCH ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER. To the extent that the indemnity obligations provided in this Section 8.05 are for the benefit of the Administrative Agent as the named secured party under the Liens granted under the Security Instruments, each Lender hereby agrees that if such Lender ceases to be a Lender hereunder but Obligations owing to such Lender or an Affiliate of such Lender continue to be secured by such Liens, then such Lender shall continue to be bound by the provisions of this Section 8.05 until such time as such Obligations have been satisfied or terminated in full. In such event, in determining the pro rata shares under this Section 8.05, the Lenders shall include the aggregate amount (giving effect to any netting agreements) that would be owing to such Swap Counterparty if such Hedge Contracts were terminated at the time of determination.
     Section 8.06 Successor Administrative Agent and Issuing Lenders. The Administrative Agent or any Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders upon receipt of written notice from the Required Lenders to such effect. Any Issuing Lender designated in writing by the Borrower as provided in the definition of “Issuing Lender” may be removed at any time with or without cause by the Borrower. Upon receipt of notice of any such resignation or removal (other than a removal of an Issuing Lender by the Borrower), the Required Lenders shall have the right to appoint a successor Administrative Agent or Issuing Lender with, if any Event of Default has not occurred and is not continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Required Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Issuing Lender’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent or Issuing Lender, then the retiring Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent or Issuing Lender, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.00 and, in the case of the Issuing Lender, a Lender. Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Administrative Agent’s or Issuing Lender’s resignation or removal hereunder as Administrative Agent or Issuing Lender, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Loan Documents.

     Section 8.07 Additional Agents. Neither the Syndication Agent nor the Documentation Agent referred to on the cover of this Agreement shall have any duties, obligations or liabilities in their respective capacities as agents.
     Section 8.08 Collateral Matters.
     (a) Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments. Administrative Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Required Lenders as set forth in Section 7.02 or Section 7.03 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (a).
     (b) Each Secured Party irrevocably authorizes Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral: (i) upon termination of the Commitments, termination or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender have been made), and payment in full of all Obligations payable under this Agreement, under any other Loan Document and termination of all Hedge Contracts with any Swap Counterparty (other than Hedge Contracts with any Swap Counterparty with respect to which other arrangements satisfactory to the Swap Counterparty and the Borrower have been made; provided that, unless a Swap Counterparty notifies the Administrative Agent in writing at least 2 Business Days prior to the expected termination of the Commitments that such arrangements have not been made, then solely for purposes of this clause (b), it shall be deemed that such satisfactory arrangements have been made); (ii) constituting Property sold or to be sold or otherwise disposed of as part of or in connection with any disposition permitted under this Agreement or the other Loan Documents; (iii) constituting Property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Property leased to the Borrower or any Subsidiary under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; or (v) if approved, authorized or ratified in writing by the applicable Required Lenders or all the Lenders, as the case may be, as required by Section 9.01. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.08. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (b).

ARTICLE IX
MISCELLANEOUS
     Section 9.01 Amendments, Etc.
     (a) No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure by the Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Borrowing Base or the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Loan Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or extend the Maturity Date or the Commitment Termination Date, (e) change the percentage of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document, (f) amend Section 2.11 or this Section 9.01, (g) amend the definition of “Required Lenders,” (h) release any Guarantor from its obligations under any Guaranty, except to the extent such release is permitted under Section 8.08(b), (i) permit the Borrower or any Subsidiary to enter into any merger or consolidation with or into any other Person or amend Section 6.04(a), or (j) release all or substantially all of the Collateral securing the Obligations, except to the extent such release is permitted under Section 8.08(b); and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuing Lenders in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Issuing Lenders, as the case may be, under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that neither the Commitment of such Lender nor the Borrowing Base may be increased and the Commitment may not be extended without the consent of such Lender.
     (b) No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Hedge Contracts.
     Section 9.02 Notices, Etc. All notices and other communications shall be in writing (including telecopy) and mailed by certified mail, return receipt requested, telecopied, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule II or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so mailed, telecopied, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed, or when delivered by such messenger or courier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VIII shall not be effective until received by the Administrative Agent.

     Section 9.03 No Waiver; Remedies. No failure on the part of any Lender, the Administrative Agent, or any Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     Section 9.04 Costs and Expenses. The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, waiver, delivery, administration, modification, and amendment of this Agreement, the Notes, the Guaranties, and the other Loan Documents including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and (b) all out-of-pocket costs and expenses, if any, of the Administrative Agent, each Issuing Lender, and each Lender (including reasonable counsel fees and expenses of the Administrative Agent, each Issuing Lender, and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, the Guaranties, and the other Loan Documents. Any sums spent by the Administrative Agent, any Issuing Lender and each Lender in payment of the foregoing costs and expenses shall become part of the Obligations and shall bear interest at an annual rate equal to the Default Rate from the date demanded until the date repaid by or on behalf of the Borrower.
     Section 9.05 Binding Effect. Subject to the terms of Article III, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Issuing Lender, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.
     Section 9.06 Lender Assignments and Participations.
     (a) Assignments. Any Lender may assign to one or more banks or other entities all or any portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of such Lender’s rights and obligations assigned under this Agreement and shall be an equal percentage with respect to both its obligations owing in respect of the Commitments and the related Advances and Letters of Credit, (ii) the amount of the Commitments and Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Lender, not less than $3,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and

Acceptance, together with the Notes subject to such assignment, and (v) each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent) shall pay to the Administrative Agent a $3,500 administrative fee (provided that the Administrative Agent may waive such fee). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof (unless the Administrative Agent agrees otherwise), (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
     (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by the Borrower or its Subsidiaries of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (c) The Register. The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A: (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Promptly after its receipt of such notice, the Borrower shall execute and deliver to the Administrative Agent in exchange for the surrendered Notes (A) if such Eligible Assignee has acquired a Commitment, a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and (B) if such Lender has retained any Commitment hereunder, a new Note to the order of such Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit E.
     (e) Participations. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, releasing all or substantially all of any Collateral, permitting the Borrower or any Subsidiary to enter into any merger or consolidation with or into any other, postponement of any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or extensions of the Maturity Date or the Commitment Termination Date. The Borrower hereby agrees that participants shall have the same rights under Sections 2.12, 2.13, 2.14(c), and 9.07 as a Lender to the extent of their respective participations.
     Section 9.07 Indemnification. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE LENDERS, EACH ISSUING LENDER, AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS FROM, AND DISCHARGE, RELEASE, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, OR DAMAGES WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THEM IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THEM UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (A) INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSE INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED’S OWN NEGLIGENCE OR

STRICT LIABILITY, (B) INCLUDING WITHOUT LIMITATION ENVIRONMENTAL CLAIMS AND ANY LIABILITIES ARISING UNDER ENVIRONMENTAL LAW, AND (C) INCLUDING WITHOUT LIMITATION ANY SUCH OTHER LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSES RESULTING FROM ANY LITIGATION, LEGAL PROCEEDING OR OTHER TYPE OF ACTION, REGARDLESS OF WHETHER ANY PARTY BEING INDEMNIFIED IS PARTY TO SUCH LITIGATION, LEGAL PROCEEDING OR OTHER ACTION, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSES THAT ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.
     Section 9.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     Section 9.09 Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.12, 2.13, 2.14(c), 9.04, and 9.07 and all of the obligations of the Lenders in Section 8.05 shall survive any termination of this Agreement and repayment in full of the Obligations.
     Section 9.10 Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
     Section 9.11 Business Loans. The Borrower warrants and represents that the Loans evidenced by the Notes are and shall be for business, commercial, investment, or other similar purposes and not primarily for personal, family, household, or agricultural use, as such terms are used in Chapter One (“Chapter One”) of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the “indicated rate ceiling” (as such term is defined in Chapter One) from time to time in effect.
     Section 9.12 Governing Law; Submission to Jurisdiction.
     (a) This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Mississippi. Each Letter of Credit shall be governed by either the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (2007 version) or the International Standby Practices (ISP98), International Chamber of Commerce Publication

No. 590 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the applicable Issuing Lender).
     (b) The Borrower hereby irrevocably submits to the jurisdiction of any Mississippi state or federal court sitting in Jackson, Mississippi, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The Borrower hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Borrower at its address set forth in this Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.
     Section 9.13 Confidentiality. In the event that the Borrower or any of its Subsidiaries provides to the Administrative Agent or the Lenders confidential information belonging to the Borrower or such Subsidiary, which the Borrower or any Subsidiary shall designate in writing as “confidential”, the Administrative Agent and the Lenders shall thereafter maintain such information in confidence in accordance with the usual care that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without the Administrative Agent or the Lenders breaching their obligation of confidence to the Borrower, (iii) are previously known by the Administrative Agent or the Lenders from some source other than the Borrower, (iv) are hereafter developed by the Administrative Agent or the Lenders without using the Borrower’s information, (v) are hereafter obtained by or available to the Administrative Agent or the Lenders from a third party who owes no obligation of confidence to the Borrower with respect to such information or through any other means other than through disclosure by the Borrower, (vi) are disclosed with the Borrower’s or such Subsidiary’s consent, (vii) must be disclosed either pursuant to any Legal Requirement or to Persons regulating the activities of the Administrative Agent or the Lenders, or (viii) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding. Further, the Administrative Agent or a Lender may disclose any such information to any other Lender, any Affiliate of any Lender, any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by such Person in connection with this Agreement or any Security Instrument, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee or participant (including prospective assignees and participants) in the Loans. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the date the information was furnished, unless the Borrower requests in writing at least thirty (30) days prior to the expiration of such three year period, to maintain the confidentiality of such information for an additional three year period. The Borrower and each of its Subsidiaries waives any and all other rights it may have to confidentiality as against the Administrative Agent and the Lenders arising by contract, agreement, statute or law except as expressly stated in this Section 9.13.
     Section 9.14 Restatement. This Agreement amends and restates the Existing Agreement in its entirety. The Borrower hereby agrees that (a) the Debt outstanding under the Existing Agreement and the Loan Documents (as defined in the Existing Agreement; together with the Existing Agreement, the “Existing Loan Documents”) and all accrued and unpaid interest thereon and (b) all accrued and unpaid fees under the Existing Loan Documents shall be deemed to be outstanding under and governed by this Agreement. The Borrower hereby acknowledges, warrants, represents and agrees that this Agreement is not intended to be, and shall not be deemed or construed to be, a novation or release of the Existing Loan Documents. Each Lender (which is a Lender under the Existing Loan Documents) hereby waives any requirements for notice of prepayment, minimum amounts of prepayments of the loans thereunder, ratable reductions of the commitments of Lenders under the Existing Loan Documents and ratable payments on account of the principal or interest of any loan under the Existing Loan Documents to the extent that any such prepayment, reductions or payments are required to ensure that, upon the effectiveness of this Agreement, the loans of the Lenders shall be outstanding on a ratable basis in accordance with their respective Pro Rata Share. Each Lender hereby authorizes the Administrative Agent and the Borrower to request Borrowings from the Lenders, to make prepayment of the loans under the Existing Loan Documents and to reduce the commitments under the Existing Loan Documents among Lenders in order to ensure that, upon the effectiveness of this Agreement, the Credit Extensions of the Lenders shall be outstanding on a ratable basis in accordance with their respective Pro Rata Share. The Administrative Agent and each Secured Party (by receiving the benefits hereunder and of the Collateral under the Security Instruments) acknowledges and agrees (i) to the terms of the Intercreditor Agreement, (ii) that from and after the Closing Date this Agreement shall be and be deemed to be the First Lien Credit Agreement (as defined in the Intercreditor Agreement) for all purposes, (iii) that the Lenders hereunder shall be and be deemed to be the First Lien Lenders under the Intercreditor Agreement, (iv) that Administrative Agent shall be and be deemed to be the First Lien Representative under and pursuant to the Intercreditor Agreement, and (v) that the terms and provisions of the Intercreditor Agreement shall be binding on such Secured Party and its successors and assigns as if it were an original party thereto.
     Section 9.15 WAIVER OF JURY TRIAL. THE BORROWER, THE LENDERS, THE ISSUING LENDERS AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 9.16 USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
     Section 9.17 Obligations as Senior Indebtedness; Senior Secured Debt. It is the intent of all the parties hereto that all of the Obligations arising under this Agreement and the other Loan Documents shall constitute (and to the extent, if any, required are hereby designated by Borrower to constitute) “Senior Indebtedness” and “Senior Secured Debt” as such terms are defined in the 2010 Senior Notes Indenture and the 2016 Senior Notes Indenture. This Agreement and the other Loan Documents represent the “Senior Secured Credit Facility”, as defined in the 2010 Senior Notes Indenture and the 2016 Senior Notes Indenture. Notwithstanding the foregoing, the acknowledgment of intent contained in this Section 9.17 shall not be deemed to modify or amend any provision of this Agreement or any of the other Loan Documents.
     Section 9.18 Notices of Swap Counterparty. Each Lender (other than the Lender serving as the Administrative Agent) shall provide to the Administrative Agent prompt written notice of any Hedge Contract entered into by such Lender or any of its Affiliates with the Borrower or any Guarantor.
     Section 9.19 ORAL AGREEMENTS. THIS WRITTEN AGREEMENT, THE LOAN DOCUMENTS, AND ANY HEDGE CONTRACTS WITH SWAP COUNTERPARTIES, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
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EXECUTED as of the date first above written.

BORROWER:

CALLON PETROLEUM COMPANY

By:	/s/ Rodger W. Smith
Rodger W. Smith Vice President and Treasurer

ADMINISTRATIVE AGENT/ ISSUING LENDER:

REGIONS BANK as Administrative Agent, Documentation Agent and Syndication Agent and as an Issuing Lender

By:	/s/ William A. Philipp
William A. Philipp,
Vice President

Signature page to Credit Agreement
(Callon Petroleum Company)

LENDERS:

REGIONS BANK
By:	/s/ William A. Philipp
William A. Philipp
Vice President

Signature page to Credit Agreement
(Callon Petroleum Company)